UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

IF Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No:
	(3)	Filing party:
	(4)	Date Filed:

October 12, 2022

Dear Stockholder:

The annual meeting of stockholders of IF Bancorp, Inc. will be held at the administrative office of Iroquois Federal Savings and Loan Association located at 204 East Cherry Street, Watseka, Illinois on Monday, November 21, 2022 at 2:00 p.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Also enclosed for your review is our Annual Report, which contains detailed information concerning the operating activities and financial statements of the Company.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

Sincerely,

Walter H. Hasselbring III
President and Chief Executive Officer

201 East Cherry Street

Watseka, Illinois 60970

(815) 432-2476

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	2:00 p.m. on Monday, November 21, 2022

PLACE	The administrative office of Iroquois Federal Savings and Loan Association, 204 East Cherry Street, Watseka, Illinois 60970

ITEMS OF BUSINESS

(1)   To elect three directors to serve for a term of three years and the election of one director to serve for a term of one year;

(2)   To approve the IF Bancorp, Inc. 2022 Equity Incentive Plan;

(3)   To ratify the selection of FORVIS, LLP as our independent registered public accounting firm for fiscal year 2023;

(4)   To hold an advisory, non-binding vote to approve the executive compensation described in the proxy statement; and

(5)   To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on September 23, 2022.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

By Order of the Board of Directors Beth A. Warren
Corporate Secretary

October 12, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on November 21, 2022: Our Proxy Statement, Proxy Card, Annual Report for the fiscal year ended June 30, 2022, and all other Proxy Materials are Available at http://www.edocumentview.com/IROQ.

IF Bancorp, Inc.

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of IF Bancorp, Inc. (the “Company” or “IF Bancorp”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Iroquois Federal Savings and Loan Association (the “Association” or “Iroquois Federal”). The annual meeting will be held at the Association’s administrative office located at 204 East Cherry Street, Watseka, Illinois 60970 on Monday, November 21, 2022 at 2:00 p.m. local time. The notice of annual meeting of stockholders and this proxy statement are first being made available to stockholders on or about October 12, 2022.

Voting and Proxy Procedure

Who Can Vote

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on September 23, 2022. If your shares are held through a broker, bank or other holder of record, you are considered the beneficial owner of shares held in “street name” and you will receive instructions directly from your broker, bank or other holder of record in order to vote your shares. Your holder of record may allow you to provide voting instructions by telephone or by the Internet.

As of the close of business on September 23, 2022, there were 3,337,626 shares of Company common stock outstanding. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that record owners of Company common stock beneficially owned by a person who beneficially owns in excess of 10% of the Company’s outstanding common stock (a “10% beneficial owner”), shall not be entitled to vote, in the aggregate, shares beneficially owned by the 10% beneficial owner in excess of 10% of the Company’s outstanding common stock, unless a majority of unaffiliated directors (as defined in the articles of incorporation) grant such entitlement by resolution in advance of the acquisition of the excess shares.

Attending the Meeting

If you were a stockholder as of the close of business on September 23, 2022, you may attend the meeting.

If your shares of Company common stock are held in street name and you wish to attend the meeting, you will need proof of ownership to be admitted. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

Quorum and Vote Required for Proposals

Quorum. A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect three directors to serve for a term of three years and until their respective successors are elected and qualified and one director will be elected at the Annual Meeting to serve a one-year term until his successor shall have been elected and qualified. In voting on the election of directors (Item 1), you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting on the approval of the IF Bancorp, Inc. 2022 Equity Incentive Plan (Item 2), you may vote in favor of the proposal, vote against the proposal, or abstain from voting. The affirmative vote of a majority of the votes cast at the annual meeting is required to approve this proposal.

In voting on the ratification of the appointment of the independent registered public accounting firm (Item 3), you may vote in favor of the proposal, vote against the proposal, or abstain from voting. The affirmative vote of a majority of the votes cast at the annual meeting and entitled to vote is required to approve this proposal.

In voting on the advisory, non-binding proposal to approve the executive compensation described in this proxy statement (Item 4). While this vote is required by law, it will neither be binding on the Board of Directors, nor will it create or imply any change in the fiduciary duties of or impose any additional fiduciary duty on the Board of Directors.

Broker Non-Votes. If you do not provide your broker or other record holder with voting instructions on certain non-routine matters, your broker will not have discretion to vote your shares on such matters. The election of directors, the approval of the IF Bancorp, Inc. 2022 Equity Incentive Plan and the advisory non-binding proposal to approve the executive compensation described in this proxy statement are non-routine matters. In the case of routine matters (e.g., the ratification of the independent auditors), your broker or other holder of record is permitted to vote your shares in the record holder’s discretion if you have not provided voting instructions. A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to routine matters, but does not vote on non-routine matters because you did not provide voting instructions on such matters.

How Votes Are Counted. If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In counting votes for the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to approve the IF Bancorp, Inc. 2022 Equity Incentive Plan, we will not count abstentions and broker non-votes as votes cast. Therefore, abstentions and broker non-votes will have no effect on the outcome of the vote on the proposal.

In counting votes on the proposal to ratify the appointment of FORVIS, LLP to serve as the independent registered public accounting firm, we will not count abstentions and broker non-votes as votes cast. Therefore, abstentions and broker non-votes will have no effect on the outcome of the vote on the proposal.

In counting votes on the approval of the advisory, non-binding proposal to approve the executive compensation described in this proxy statement, abstentions and broker non-votes will have no effect on the outcome of the vote.

Voting by Proxy

The Company’s Board of Directors is providing you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends that you vote:

•	for each of the nominees for director;

•	for approval of the IF Bancorp, Inc. 2022 Equity Incentive Plan;

•	for ratification of the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm; and

•	for the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned for less than 30 days, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Participants in the Iroquois Federal Savings and Loan Association ESOP or 401(k) Plan

If you participate in the Iroquois Federal Savings and Loan Association Employee Stock Ownership Plan (the “ESOP”), you will receive a vote authorization form for the plan that reflects all shares you may direct the trustees to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of IF Bancorp common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to vote the shares credited to his or her 401(k) Plan account. Shares for which no voting instructions are given or for which instructions were not timely received may be voted by the 401(k) Plan trustee in the same proportion as shares for which voting instructions were received. The deadline for returning your ESOP voting instructions is Monday, November 14, 2022.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity, and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “Investor Relations—Corporate Information—Governance Documents” section of the Company’s website, www.iroquoisfed.com.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures for receiving, retaining and addressing complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Director Independence

The Board has determined that, except for Mr. Walter H. Hasselbring, III and director nominee Pamela J. Verkler, each member of the Board is an “independent director” within the meaning of the Rules of the NASDAQ Stock Market, Inc. (the “Nasdaq rules”). Mr. Hasselbring and Ms. Verkler are not considered independent because they are executive officers of the Company and the Bank. In determining the independence of the directors listed above, the Board of Directors reviewed certain accounts that directors and their affiliates had with IF Bancorp, some of which are not required to be reported in this proxy statement under the heading “Transactions With Related Persons.”

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During fiscal 2022, the Board of Directors held 15 meetings. No director attended fewer than 75% of the total meetings of the Company’s Board of Directors and the board committees on which such director served.

Board Leadership Structure

At IF Bancorp, the positions of Chairman of the Board and Chief Executive Officer are held by different individuals. The Chairman of the Board provides guidance to the Chief Executive Officer, is active in setting the agenda for Board meetings and presides over meetings of the full Board and the Executive Committee. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. As required by the Nasdaq rules, the Audit, Nominating and Compensation Committees are comprised solely of directors who are independent as defined by Nasdaq rules.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are reviewed and discussed at committee meetings) receives these reports from the appropriate “risk owner” within the organization to enable the Board or appropriate committee to understand our risk identification, risk management and risk mitigation strategies. After a committee has received and discussed a report, the chairperson of such committee reports on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committees of the Board of Directors

The following table identifies our standing committees and their members as of September 23, 2022. All members of each committee are independent as defined by Nasdaq rules. Each committee operates under a written charter available in the “Investor Relations—Corporate Information—Governance Documents” section of the Company’s website, www.iroquoisfed.com.

Director	Audit Committee		Compensation Committee		Nominating Committee		Corporate Governance Committee
Gary Martin	X		X	*			X	*
Joseph A. Cowan	X		X		X
Wayne A. Lehmann	X		X		X	*
Dennis C. Wittenborn	X	*	X		X		X
Rodney E. Yergler	X		X
Alan D. Martin	X		X				X

Number of Meetings in Fiscal 2022	10		8		3		1

*	Denotes Chairperson.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. The Board of Directors has designated Dennis C. Wittenborn as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Association and establishes the compensation for the Chief Executive Officer and other executives. Our Chief Executive Officer and Chief Financial Officer attend committee meetings at the invitation of the committee and make recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for their subordinates. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer and Chief Financial Officer do not participate in committee discussions or the review of committee documents relating to the determination of their own compensation. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives and perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executives’ total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors.

Nominating Committee. The Company’s Nominating Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, and in determining the composition of the Board of Directors and its committees. The Nominating Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement under the heading “Nominating Committee Procedures.”

Corporate Governance Committee. The Corporate Governance Committee assists the Board in developing and implementing the Company’s corporate governance guidelines, developing a director orientation program for new directors, and any additional matters related to corporate governance as may be assigned to the Committee by the Board.

Director Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. Each current member of the Board of Directors attended the annual meeting last year.

Disclosure of Board Diversity Statistics

On August 6, 2021, the Securities and Exchange Commission (the “SEC”) approved Nasdaq’s new listing rules related to board diversity requirements and disclosure. The new rules require Nasdaq-listed companies to have at least two diverse directors and to provide statistical information about each director’s gender, race, and LGBTQ+ status. As a smaller reporting company, our minimum diversity requirement could be satisfied by having two directors who self-identify as female. The new rules provide for gradual compliance for the diversity composition requirement, such that we are required to have one diverse director by the time we file our proxy for our annual meeting in calendar year 2023 and two diverse directors by the time we file our proxy for our annual meeting in calendar year 2026.

Board Diversity Matrix as of June, 30, 2022

Total Number of Directors 7

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	—	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latino	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Proposal 1 — Election of Directors

The Board of Directors of IF Bancorp is presently composed of seven members. The Board is divided into three classes with staggered three-year terms, with approximately one-third of the directors elected each year. The Nominating Committee has recommended that the Board of Directors increase the number of directors composing the full Board of Directors from seven to nine and has nominated Pamela J. Verkler, the Senior Executive Vice President and Chief Financial Officer of the Company the Association, and Richard S. Stenzinger to fill the two additional directorships that have been added to the Board of Directors of the Company.

Three directors will be elected at the Annual Meeting to serve for a three-year period until their respective successors shall have been elected and shall qualify and one director will be elected at the Annual Meeting to serve a one-year term until his respective successor shall have been elected and shall qualify. The Nominating Committee of the Board of Directors has nominated the following persons to serve as directors for three-year terms: Dr. Rodney E. Yergler, Alan D. Martin and Pamela J. Verkler. The Nominating Committee of the Board of Directors has nominated Richard S. Stenzinger to serve as a director for a one-year term. Messrs. Yergler and Martin currently serve as directors of the Company and the Association. Both Ms. Verkler and Mr. Stenzinger currently serve as directors of the Association but not the Company.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below unless other instructions are provided. If any nominee is unable to serve, the proxy committee will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of June 30, 2022.

Nominees for Election as Director

The nominees standing for election are:

Dr. Rodney E. Yergler. Dr. Yergler has operated his own dental practice in Crescent City, Illinois, since 1985. He is a member of the American Dental Association, the Illinois State Dental Association, the Kankakee District Dental Association and the American Academy of Implant Dentistry. Dr. Yergler has a B.S. in Biology from Wheaton College, and graduated cum laude from Loyola University School of Dentistry. He served for many years on the American Cancer Society Iroquois County Board and assisted with the Iroquois County Relay for Life for three years. He has also served as Superintendent for St. Peter’s Lutheran Church Sunday School and Church Council. He is currently on the Board for the Iroquois County Public Health Department. Dr. Yergler’s business experience and involvement in the local community provide the Board with invaluable perspective regarding the business community that we serve. Director of Iroquois Federal since 1998 and director of IF Bancorp since its formation. Age 64.

Alan D. Martin. Mr. Martin has served with Iroquois Federal since 1973 and until his retirement in September 2015, had been our President and Chief Executive Officer since 1999. Mr. Martin spent eight years of his banking experience in the Danville and Vermilion County market for Iroquois Federal, giving him a broad prospective on the market area in which Iroquois Federal operates. He has a degree in Business Administration from Illinois State University. Mr. Martin serves on the Iroquois Federal Foundation Board and was its President from its inception in 2011 through May, 2017. Additionally, he is active in civic and charitable organizations in Illinois, and has significant ties to the communities that support business generation by Iroquois Federal. He formerly served on the Federal Reserve Bank of Chicago Depository Advisory Council and the Illinois League of Financial Services Trust Board. His experience in leading IF Bancorp and Iroquois Federal, his significant local banking experience and his participation in industry trade groups provide the Board with a perspective on the day to day operations of Iroquois Federal and assist the Board in assessing the trends and developments in the financial industry on a local and national basis. Director of Iroquois Federal since 2001 and director of IF Bancorp since its formation. Age 71.

Pamela J. Verkler. Ms. Verkler has been employed with Iroquois Federal since 1982, holding positions of staff accountant, Assistant Treasurer, and Treasurer, before her current position of Senior Executive Vice President and Chief Financial Officer. Ms. Verkler holds a Bachelor’s degree in Business from the University of Illinois. She has over 40 years of experience in the financial services industry, and her responsibilities include supervision and oversight of the Accounting, Financial Management, Human Resources, and Investment areas. She also chairs the Asset/Liability Management Committee and has served as trustee of the company’s 401(k) plan. She is a member of the Financial Managers Society. Ms. Verkler has also served as Treasurer of the Iroquois County Community Unit School District 9 since 1999. She has also been active in the American Cancer Society, serving on the American Cancer Society Iroquois County Board for several years, as Relay For Life Accounting Chair for seven years and as Relay Team Captain for thirteen years. She has also served as Vice President and Treasurer of the Iroquois Federal Foundation since its formation in 2011. Director of Iroquois Federal since 2021. Age 62.

Richard S. Stenzinger. Mr. Stenzinger has been a Certified Public Accountant since 1983 and has been a partner in SKDO, PC, a five partner CPA firm based in Bourbonnais, IL, since 1986. He earned his accounting degree from Olivet Nazarene University and is a member of the AICPA and the Illinois CPA Society. His areas of expertise have focused on individual and small business tax planning and return preparation. In recent years he has had an emphasis in assisting many clients with the purchase and sale of their businesses. Mr. Stenzinger has been active in his community, as a youth sports coach, member of Bourbonnais Rotary, member of Gideons International and on the Board of Dynamo Soccer Association. He has also been an active church member, serving as a board member and teaching many classes. Mr. Stenzinger has been a foster parent to several children, leading to the adoption of three sons. His knowledge in the areas of financial statement analysis and tax law provide an essential skill set and perspective to the Board. Director of Iroquois Federal since 2021. Age 63.

Directors Continuing in Office

The following directors have terms ending in 2023:

Walter H. Hasselbring, III. Mr. Hasselbring has served as President and Chief Executive Officer and Director of IF Bancorp and Iroquois Federal since 2015. He has been with Iroquois Federal since 1978 and has served as Senior Executive Vice President and Chief Operating Officer, Vice President of Loans, Danville Branch Manager, and Marketing Officer, among other responsibilities. Mr. Hasselbring holds a B.S. degree in Business Administration with emphasis in both Management and Marketing and a minor in Economics from Olivet University, supported by educational development courses, training seminars, and key industry associations. In addition, he is an alumnus of Kankakee Community College. Mr. Hasselbring is directly involved in the communities served by Iroquois Federal, with service in key leadership roles for many organizations. In Danville, he has served as Chairman of Cross Point Human Services, President of Schlarman H.S. Board, member of the Board of Commissioners of Danville Housing Authority, Vice President of Danville Economic Development Corporation, President of Danville Youth Baseball, YMCA Board member, and led local Boy Scout annual fund drives. In Watseka, he has served as a Director, President and Treasurer of The ARC of Iroquois County, a Director, President and Treasurer of Iroquois Economic Development Association, a member of the Iroquois Memorial Hospital Business and Development Committee, and as a Director and Past Chairman of the Illinois League of Financial Institutions. Mr. Hasselbring currently serves as a Director and Immediate Past Chairman of the Community Foundation of Kankakee and Iroquois Counties, a Board member of Kankakee Community College Foundation, a Trustee on the Illinois Banker’s Insurance Trust, Director and President of The ARC of Iroquois County, a Director of the Iroquois Economic Development Association and as a Director and President of Iroquois Federal Foundation. Director of Iroquois Federal and IF Bancorp since 2015. Age 66.

Wayne A. Lehmann. Mr. Lehmann retired in 2020 from Iroquois Title Company, Watseka, Illinois, having served as President of the Company since 1991. He received Illinois Title Professional designation in 2013. He graduated from Eastern Illinois University with a B. S. in Finance. Mr. Lehmann has been active in our community as a member of the Kiwanis Club of Watseka and has served on the Board of Directors of the Watseka Area Chamber of Commerce. He has been a member of the Regional Board of School Trustees for more than 16 years. Lehmann has also been a member of the Gideons International for more than 10 years and is now the Secretary of the Illinois Association. He was previously named Affiliate of the Year by the Kankakee Iroquois Ford Association of Realtors and was the 2019 recipient of the Watseka Times-Republic Newspaper’s Lifetime Achievement Award. He initiated the Watseka Chapter of Sleep in Heavenly Peace – No Kid Sleeps on the Floor in Our Town. Mr. Lehmann is also active in his church, having served in many capacities including being a co-founder of his church’s GriefShare Ministry. Mr. Lehmann’s experience in the real estate industry and involvement in the local community provide the Board with valuable perspective regarding the local real estate market. Director of Iroquois Federal since 1996 and director of IF Bancorp since its formation. Age 68.

The following directors have terms ending in 2024:

Joseph A. Cowan. Mr. Cowan has worked with Iroquois Paving Corporation since 1985, and was appointed President in 1996. Iroquois Paving Corporation is a heavy highway construction company employing approximately 150 people and with annual gross income of approximately $80 million. Mr. Cowan is very involved with industry associations, and served as President of The Associated General Contractors of Illinois in 2003 and currently serves on their Board of Directors. He holds a B.A. from Eureka College. Mr. Cowan’s business and management experience and knowledge of the local business community bring invaluable business insight to the Board. Director of Iroquois Federal since 2000 and director of IF Bancorp since its formation. Age 62.

Gary Martin. Mr. Martin has served as Chairman of the Board of Iroquois Federal since 2000. He graduated from the University of Illinois with a degree in Business Administration. He has 41 years of experience in the retail industry. Mr. Martin was named as one of the Top Illinois Retailers of the 20th Century in 2000. In 2003 he was named Illinois Retailer of the Year. He is a former Chairman of the Illinois Retail Merchants Association. His extensive business background and long-term experience managing the operations of a successful business enterprise provide the Board with general business acumen and insight in assessing strategic decisions involving Iroquois Federal. His Board tenure provides the Board with valuable institutional knowledge of the development of Iroquois Federal. Director of Iroquois Federal since 1985 and director of IF Bancorp since its formation. Age 73.

Dennis C. Wittenborn. Mr. Wittenborn served as President and Chairman of Pizza Resources Corporation from 1993 through 2017 and continues to serve as its Chairman. He served as President of GRIF Corporation from 1997 through July, 2018, and now serves as its Chairman and as Managing Member of Wittenborn Enterprises L.L.C. since 2012. He served as President of Pizza Resources from 1993 until his retirement in March, 2017. He also served as President of Monical Pizza Corporation from 1987 through 1992, and as past President of Witmat Development Corporation from 1998 through 2010. In addition, Mr. Wittenborn has served as a Director of the Iroquois Memorial Hospital and Resident Home Board from 1998 to 2013 and as its Chairman from 2009 to 2013. Mr. Wittenborn has successfully opened and operated numerous restaurants in Illinois and Indiana. He is a past Alderman of South Pekin, Illinois, and a past Charter President of the Jaycees, South Pekin, Illinois. Mr. Wittenborn has a strong background in marketing and finance, as well as extensive experience with computer networking systems and business software packages. His businesses and marketing experience assist the Board with matters relating to business generation and the business community that we serve. Director of Iroquois Federal since 2000 and director of IF Bancorp since its formation. Age 68.

Proposal 2 — Approval of IF Bancorp, Inc. 2022 Equity Incentive Plan

The IF Bancorp Board of Directors has unanimously adopted, subject to stockholder approval, the IF Bancorp, Inc. 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”), to provide officers, employees and directors of IF Bancorp and Iroquois Federal with additional incentives to promote the growth and performance of IF Bancorp and Iroquois Federal. The Board of Directors and the Compensation Committee believe that the adoption of the 2022 Equity Incentive Plan is in the best interests of IF Bancorp and its stockholders as such plan will provide Iroquois Federal with the ability to retain and reward and, to the extent necessary, attract and incentivize its employees, officers and directors to promote growth, improve performance and further align their interests with those of IF Bancorp’s stockholders through the ownership of additional common stock of IF Bancorp.

IF Bancorp is seeking to reserve and make available for issuance 264,850 shares under the 2022 Equity Incentive Plan, which is approximately 8% of IF Bancorp’s common stock outstanding as of September 9, 2022.

As of September 23, 2022 (the latest practicable date before printing of this Proxy Statement), the closing sales price of IF Bancorp’s common stock as reported on the Nasdaq was $19.91 per share. There were six (6) non-employee directors of the Company, one non-employee director of the Bank but not the Company, and 106 employees that would be eligible to receive awards under the 2022 Equity Incentive Plan as of such date.

Why We Are Seeking Approval of the 2022 Equity Incentive Plan

Our Board of Directors believes that equity-based incentive awards can play a key role in the success of IF Bancorp by encouraging and enabling key employees, officers and non-employee directors of IF Bancorp and its subsidiaries, including Iroquois Federal, upon whose judgment, initiative and efforts, IF Bancorp has depended and continues to largely depend for the successful conduct of its business, to acquire an ownership stake in IF Bancorp, thereby stimulating their efforts on behalf of IF Bancorp and strengthening their desire to remain with IF Bancorp. IF Bancorp believes it is in the best interest of the Company and its stockholders to maintain a plan that allows it to grant stock options, restricted stock and restricted stock units as part of the overall compensation programs of the Company and Iroquois Federal. Many companies with which we compete for directors and employees, including management-level employees, are stockholder-owned companies that offer equity compensation as part of their overall compensation programs. IF Bancorp adopted the IF Bancorp, Inc. 2012 Equity Incentive Plan (“2012 Equity Incentive Plan”) at its 2012 Annual Meeting of Stockholders on November 19, 2012. Our ability to grant further awards under our 2012 Equity Incentive Plan expires on the tenth anniversary of its date of adoption, or on November 19, 2022, although the 2012 Equity Incentive Plan will remain in effect so long as any previously granted awards remain outstanding.

By approving the 2022 Equity Incentive Plan, our stockholders will give us the flexibility we need to continue to attract and retain highly qualified employees and directors by offering competitive compensation programs linked, in part, to the performance of our common stock. In addition, the 2022 Equity Incentive Plan will further align the interests of our directors and employees, including our officers, with the interests of our stockholders by increasing the ownership interests of our directors and employees in the common stock of IF Bancorp.

Equity Awards Enable Us to Better Compete for Talent in Our Marketplace

We believe our continued future success also depends on our ability to attract, motivate and retain the talented and highly qualified employees and non-employee directors necessary for our continued growth and success. Most of our competitors offer equity-based compensation to their employees and non-employee directors. We view our continuing ability to offer equity-based compensation as important to our ability to compete for talent within our marketplace. If the 2022 Equity Incentive Plan is not approved, we will be at a significant disadvantage as compared to our competitors to attract and retain our executives as well as directors and this could affect our ability to achieve our business plan growth and goals.

Best Practices

The 2022 Equity Incentive Plan submitted to our stockholders for approval reflects the following equity compensation plan best practices:

•	Independent Oversight. The 2022 Equity Incentive Plan will be administered by our Compensation Committee, which is comprised of independent members of our Board of Directors.

•

Annual Limit on Awards to Directors. The 2022 Equity Incentive Plan limits the grants of equity-based awards, including stock options, restricted stock and restricted stock units, to any non-employee director in any calendar year, to awards having an aggregate grant date fair value of no more than $30,000.

•

No Evergreen Features. The maximum number of authorized shares under the 2022 Equity Incentive Plan is fixed at 264,850, subject to adjustment for certain corporate actions set forth in the 2022 Equity Incentive Plan. The 2022 Equity Incentive Plan does not include an “evergreen” feature that would cause the number of authorized shares to increase in future years.

•

Conservative Share Reuse Provision. Shares subject to an award under the 2022 Equity Incentive Plan will not be available for reuse if such shares are delivered or withheld to satisfy any tax withholding obligation, or, in the case of shares available on the exercise of stock options, used as consideration of the exercise price in a net settlement.

•

Minimum Vesting Periods for Awards. Subject to limited exceptions in the event of death, disability or involuntary termination without cause following a change in control, the 2022 Equity Incentive Plan requires a one-year minimum vesting period for at least 95% of the awards granted under the plan.

•	No Discounted Stock Options. Stock options, if granted, must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant.

•	No Cash-Out or Repricing of Underwater Options. The 2022 Equity Incentive Plan prohibits repricing and exchange of underwater options for cash or shares without stockholder approval.

•

Dividends and Dividend Equivalent Rights Payments Subject to Vesting of Award. The 2022 Equity Incentive Plan provides that dividends on unvested restricted stock and dividend equivalent rights on unvested restricted stock units shall be paid to participants only after the underlying awards have been earned and not during the performance or service vesting period.

•

Double Trigger Vesting of Service-Based Awards on Change in Control. The 2022 Equity Incentive Plan does not provide for vesting of service-based awards based solely on the occurrence of a change in control, without an accompanying involuntary termination of service (or a termination for good reason) following a change in control.

•

Awards Subject to Clawback. Awards of any type granted under the 2022 Equity Incentive Plan are subject to clawback if the Company is required to prepare an accounting restatement due to material noncompliance of the Company, as a result of misconduct with any financial reporting requirement under the federal securities laws or the forfeiture provisions of the Sarbanes-Oxley Act of 2002. Awards of any type may also be subject to clawback under any other clawback policy adopted by the Company from time to time.

Material Features of the 2022 Equity Incentive Plan

The following is a summary of the material features of the 2022 Equity Incentive Plan, which is qualified in its entirety by reference to the provisions of the 2022 Equity Incentive Plan, attached hereto as Appendix A. In the event of conflict between the terms of this disclosure and the terms of the 2022 Equity Incentive Plan, the terms of the 2022 Equity Incentive Plan will control.

Subject to permitted adjustments for certain corporate transactions, the 2022 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 264,850 shares of IF Bancorp common stock pursuant to grants of incentive and non-qualified stock options and restricted stock awards and/or restricted stock units. This number represents approximately 8% of IF Bancorp, Inc’s outstanding shares. Of this number, up to 211,880 shares will be available for grant as restricted stock and restricted stock units (restricted stock and restricted stock units may also be referred to herein as “full value” awards) and 52,970 shares will be available for grant as stock options. The 2022 Equity Incentive Plan has been designed to be a “fungible plan,” which means that the Company may increase its grant of restricted stock and restricted stock units above 211,880 shares, provided that for each additional share of restricted stock or each additional restricted stock unit that is granted, the Company eliminates two stock options. If a share of restricted stock or a restricted stock unit in excess of the 211,880 limit is forfeited after grant, the eliminated stock options will again be available for grant under the plan.

The 2022 Equity Incentive Plan will be administered by the members of the Compensation Committee all of whom are “Disinterested Board Members,” as defined in the 2022 Equity Incentive Plan. The Compensation Committee has full and exclusive power within the limitations set forth in the 2022 Equity Incentive Plan to make all decisions and determinations regarding: (1) the selection of participants and the granting of awards; (2) establishing the terms and conditions relating to each award; (3) adopting rules, regulations and guidelines for carrying out the 2022 Equity Incentive Plan’s purposes; and (4) interpreting the provisions of the 2022 Equity Incentive Plan and any award agreement. The 2022 Equity Incentive Plan also permits the Compensation Committee to delegate all or part of its responsibilities and powers to any person or persons selected by it, except to the extent prohibited by law or the rules of the stock exchange upon which the Company’s shares are listed, or to comply with the exemptive provisions of Rule 16b-3 of the Exchange Act.

Unless specifically prohibited by the 2022 Equity Incentive Plan, the Compensation Committee has the authority to reduce, eliminate or accelerate any restrictions or vesting requirements applicable to an award at any time after the grant of the award or to extend the time period to exercise a stock option, provided that such extension is consistent with Section 409A of the Internal Revenue Code. The 2022 Equity Incentive Plan significantly restricts the Committee’s ability to accelerate vesting of any equity-based award under the plan if acceleration would result in the award vesting in less than one year after grant (other than due to death, disability or involuntary termination of service without cause at or following a change in control).

Eligibility

Each employee or director of IF Bancorp or any subsidiary is eligible to receive awards under the 2022 Equity Incentive Plan, except that non-employee directors may not be granted incentive stock options.

Limitations on Awards to Non-Employee Directors

The following limits apply to awards to non-employee directors under the 2022 Equity Incentive Plan:

•	The aggregate fair value of awards granted to any non-employee director in any given year may not exceed $30,000, as of the date of grant.

Types of Awards

The Compensation Committee may determine the type and terms and conditions of awards under the 2022 Equity Incentive Plan, which will be set forth in an award agreement delivered to each participant. Awards may be granted as restricted stock, restricted stock units, incentive stock options and non-qualified stock options. Any type of award may be granted with performance-based vesting conditions.

Restricted Stock. A restricted stock award is a grant of shares of our common stock to a participant for no consideration or such minimum consideration as may be required by applicable law.

•	Restricted stock awards may be granted only in whole shares of common stock.

•	Prior to vesting, recipients of restricted stock awards are entitled to vote the shares of restricted stock during the restricted period.

•

Dividends on unvested restricted stock awards, whether subject to a service-based vesting schedule or performance-based vesting conditions, will be paid to the participant only after the underlying share has vested.

Restricted Stock Units. Restricted stock units will be denominated in shares of common stock and are similar to restricted stock awards except that no shares of common stock are actually issued to the award recipient at the time of grant of a restricted stock unit.

•

Restricted stock units granted under the 2022 Equity Incentive Plan may be settled in shares of our common stock, or in the sole discretion of the Compensation Committee determined at the time of final settlement in cash or a combination of cash and our common stock, subject to vesting conditions and other restrictions set forth in the 2022 Equity Incentive Plan or the award agreement.

•	Participants have no voting rights with respect to any restricted stock units granted under the 2022 Equity Incentive Plan.

•

In the sole discretion of the Compensation Committee, exercised at the time of grant, dividend equivalent rights may be paid on restricted stock units. If dividend equivalent rights are granted with respect to restricted stock units under the 2022 Equity Incentive Plan, they will be paid when the restricted stock units vest or are settled, or at the same time as the shares subject to such restricted stock units are distributed to the participant.

Stock Options. A stock option is the right to purchase shares of common stock at a specified price for a specified period of time.

•

The exercise price may not be less than the fair market value of a share of our common stock (which is defined as the closing sales price on the exchange on which the stock is traded) on the date the stock option is granted.

•	The Compensation Committee may not grant a stock option with a term that is longer than 10 years.

•

Stock options are either “incentive” stock options or “non-qualified” stock options. Incentive stock options have certain tax advantages that are not available to non-qualified stock options, and must comply with the requirements of Section 422 of the Internal Revenue Code. Only officers and employees are eligible to receive incentive stock options. Non-employee directors and service providers may only receive non-qualified stock options under the 2022 Equity Incentive Plan.

•

Shares of common stock purchased upon the exercise of a stock option must be paid for at the time of exercise either (i) by tendering, either actually or constructively by attestation, shares of stock valued at fair market value as of the date of exercise (i.e., a “stock swap”); (ii) by irrevocably authorizing a third party, acceptable to the Compensation Committee, to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the stock option and to remit to IF Bancorp a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise (i.e., a “cashless exercise”); (iii) by a net settlement of the stock option, using a portion of the shares obtained on exercise in payment of the exercise price of the stock option (and if applicable, any required tax withholding); (iv) by personal, certified or cashier’s check; (v) by other property deemed acceptable by the Compensation Committee; or (vi) by any combination thereof.

•

The Compensation Committee may automatically exercise in-the-money stock options that are exercisable but unexercised as of the day immediately before the 10th anniversary of the date of grant, using net settlement as the method of exercising such options.

•	Under no circumstances will IF Bancorp buy back underwater stock options granted under the 2022 Equity Incentive Plan without stockholder approval.

•	The 2022 Equity Incentive Plan expressly prohibits repricing of stock options without stockholder approval.

Performance Awards. A performance award is an award, the vesting of which is subject to the achievement of one or more performance conditions specified by the Compensation Committee. A performance award may be denominated in shares of restricted stock or restricted stock units.

Performance Measures

The Compensation Committee may use performance measures for vesting purposes with respect to awards granted under the 2022 Equity Incentive Plan. The Compensation Committee has significant discretion to determine the performance measures for awards of any type under the 2022 Equity Incentive Plan. The vesting of a performance award may be conditioned on the achievement of one or more objective performance measures, as may be determined by the Compensation Committee. The conditions for grant or vesting, including any applicable performance measures need not be the same with respect to each recipient.

Performance measures may be based on the performance of IF Bancorp as a whole or on any one or more subsidiaries or business units of IF Bancorp and may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. The terms of the plan may provide that partial achievement of performance measures may result in partial payment or vesting of the award or that the achievement of the performance measure may be measured over more than one fiscal year. In establishing the performance measures, the Compensation Committee may provide for the inclusion or exclusion of certain items including: (i) extraordinary, unusual and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) dividends declared on the Company’s stock; (iv) change in tax or accounting principles, regulations or laws; or (v) the effects of expenses incurred in connection with a merger, branch acquisition or similar transaction.

If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which IF Bancorp or its subsidiaries conducts its business or other events or circumstances render current performance measures to be unsuitable, the Compensation Committee may modify such performance measures, in whole or in part, as the Compensation Committee deems appropriate. Performance measures relating to any award hereunder will be modified, to the extent applicable, to reflect a change in the outstanding shares of stock of IF Bancorp by reason of any stock dividend or stock split, or a corporate transaction, such as a merger of IF Bancorp into another corporation, any separation of a corporation or any partial or complete liquidation by IF Bancorp or a subsidiary. The Compensation Committee is also authorized to adjust, change or eliminate performance measures or other terms of a participant’s award if the participant is promoted, demoted or transferred to another business unit and the performance measures are no longer applicable.

Adjustments to Awards

In the event of a corporate transaction involving the stock of IF Bancorp (including, without limitation, any stock dividend, stock split or other special and nonrecurring dividend or distribution, recapitalization, reorganization, merger, consolidation, spin-off, combination or exchange of shares), the Compensation Committee will, in an equitable manner, adjust the number and kind of securities deemed to be available for grants of stock options and restricted stock, the number and kind of securities that may be delivered or deliverable with respect to outstanding stock options, restricted stock and restricted stock units, and the exercise price of stock options.

In addition, the Compensation Committee is authorized to make adjustments to the terms and conditions of stock options, restricted stock and restricted stock units.

Prohibition Against Repricing of Options. The 2022 Equity Incentive Plan provides that neither the Compensation Committee nor the Board of Directors is authorized, without prior stockholder approval, to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a stock option that has been previously granted.

Prohibition on Transfer. Generally, all awards granted under the 2022 Equity Incentive Plan, except non-qualified stock options, will be nontransferable except by will or in accordance with the laws of intestate succession. Stock options may be transferred to a grantor trust under Section 671 of the Internal Revenue Code, provided the participant is the sole beneficial owner of the trust. Stock options can also be transferred to a spouse incident to a divorce or pursuant to a domestic relations order, provided that an incentive stock option will lose its favorable tax treatment upon such transfer. Restricted stock cannot be transferred until it vests in the participant. At the Compensation Committee’s sole discretion, non-qualified stock options may be transferred to immediate family members of the participant, trusts or partnerships for the benefit of such family members or to charitable organizations, provided that such transfers are for no consideration. The Compensation Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the 2022 Equity Incentive Plan upon the participant’s death.

Dividend Equivalents

The Compensation Committee is authorized to grant dividend equivalents with respect to restricted stock units available under the 2022 Equity Incentive Plan. A dividend equivalent right confers on the participant the right to receive payments equal to cash dividends or distributions that would be paid on a share of stock with respect to all or a portion of the restricted stock units subject to the award. Dividend equivalent rights, if any, will be paid to a participant at the same time as shares or cash subject to the restricted stock unit are distributed to the participant.

Vesting of Awards

The Compensation Committee will specify the vesting schedule or conditions of each award. If the vesting of an award under the 2022 Equity Incentive Plan is conditioned on the completion of a specified period of service with IF Bancorp or its subsidiaries, without the achievement of performance measures or objectives (referred to as “service-based” awards), then the required period of service for full vesting will be determined by the Compensation Committee and evidenced in an award agreement. Vesting may be accelerated in the event of death, disability, or upon involuntary termination of employment or service following a change in control or, subject to the foregoing requirements, at the discretion of the Compensation Committee, including due to retirement. Notwithstanding the foregoing, at least 95% of the awards of any type under the Plan will vest no earlier than one year after the date of grant, unless accelerated due to death, disability or involuntary termination following a change in control.

In addition, the Compensation Committee may require satisfaction of performance measures for vesting purposes with respect to awards granted under the 2022 Equity Incentive Plan. The performance measures may be based on any performance measure determined by the Compensation Committee, set forth in the 2022 Equity Incentive Plan.

Change in Control

Unless otherwise stated in an award agreement, at the time of an involuntary termination of employment or service following a change in control, other than for cause, all service-based stock options then held by the participant will become fully earned and exercisable (subject to the expiration provisions otherwise applicable to the stock option). All stock options may be exercised for a period of one year following a participant’s involuntary termination following a change in control (or if earlier, until the original expiration date of the stock option), provided, however, that no stock option will be eligible for treatment as an incentive stock option in the event such stock option is exercised more than three months following termination of employment (except in the case of death or disability). At the time of an involuntary termination of employment or service following a change in control, other than for cause, all service-based awards of restricted stock or restricted stock units will become fully earned and vested immediately.

At the time of an involuntary termination of employment or service following a change in control, any outstanding unvested performance-based awards will vest pro-rata based on the greater of the target level of performance or actual annualized performance measured as of the most recent completed fiscal quarter.

Amendment and Termination

The Board of Directors may, at any time, amend or terminate the 2022 Equity Incentive Plan or any award granted under the 2022 Equity Incentive Plan, provided that, except as provided in the 2022 Equity Incentive Plan, no amendment or termination may adversely impair the rights of a participant or beneficiary under an award without the participant’s (or affected beneficiary’s) written consent. The Board of Directors may not amend the 2022 Equity Incentive Plan to materially increase the benefits accruing to participants under the plan, materially increase the aggregate number of securities that may be issued under the 2022 Equity Incentive Plan (other than as provided in the 2022 Equity Incentive Plan), or materially modify the requirements for participation in the 2022 Equity Incentive Plan, without approval of stockholders. Notwithstanding the foregoing, the Compensation Committee may amend the 2022 Equity Incentive Plan or any award agreement, to take effect retroactively or otherwise, to conform the 2022 Equity Incentive Plan or the award agreement to current or future law or to avoid an accounting treatment resulting from an accounting pronouncement or interpretation issued by the Securities and Exchange Commission or Financial Accounting Standards Board subsequent to the adoption of the 2022 Equity Incentive Plan, or the making of the award affected thereby, which, in the sole discretion of the Compensation Committee, may materially and adversely affect the financial condition or results of operations of IF Bancorp

Duration of Plan

The 2022 Equity Incentive Plan will become effective upon approval by the stockholders at the 2022 annual stockholder meeting. The 2022 Equity Incentive Plan will remain in effect as long as any awards under it are outstanding; however, no awards may be granted under the 2022 Equity Incentive Plan on or after the day before the 10-year anniversary of the effective date of the 2022 Equity Incentive Plan. At any time, the Board of Directors may terminate the 2022 Equity Incentive Plan. However, any termination of the 2022 Equity Incentive Plan will not affect outstanding awards.

Federal Income Tax Considerations

The following is a summary of the federal income tax consequences that may arise in conjunction with participation in the 2022 Equity Incentive Plan.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares on the date of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided the participant was, without a break in service, an employee of IF Bancorp or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant dies or becomes “disabled”, as that term is defined in the Internal Revenue Code). IF Bancorp will not be entitled to a tax deduction upon the exercise of an incentive stock option.

The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the exercise of such stock option, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed as a long-term capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally recognize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized at the time of disposition is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Restricted Stock. A participant who has been granted restricted stock will not realize taxable income at the time of grant, provided that the restricted stock is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of shares subject to a restricted stock award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and IF Bancorp will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder on the restricted stock, if any, whether paid when declared or later, when the restricted stock vests, will be treated as compensation income to the holder and IF Bancorp will be entitled to a corresponding deduction for tax purposes. A participant who makes an election under Section 83(b) of the Internal Revenue Code will include the full fair market value of the restricted stock award subject to such election in taxable income in the year of grant at the grant date fair market value.

Restricted Stock Units. A participant who has been granted a restricted stock unit will not realize taxable income at the time of grant and will not be entitled to make an election under Section 83(b) of the Internal Revenue Code since no stock is actually transferred to the recipient on the date of grant. At the time a restricted stock unit vests, assuming the award is distributed at that time, the recipient will recognize ordinary income in an amount equal to the fair market value of the common stock or the amount of cash received. If the restricted stock unit is not distributed at the time it vests, no income will be recognized at that time and taxation will be deferred until the value of the restricted stock unit is distributed. At the time the recipient recognizes taxable income on a restricted stock unit, IF Bancorp will be entitled to a corresponding tax deduction in the same amount recognized by the award recipient.

Dividend Equivalent Rights. The grant of a dividend equivalent right on a restricted stock unit will not result in taxable income to the participant. At the time of payment of a cash dividend with respect to shares of IF Bancorp stock, restricted stock units granted with an appurtenant dividend equivalent right will be credited with an equivalent amount of cash. The cash credited as a dividend equivalent right on a restricted stock unit will be taxable to the participant as ordinary income when distributed to the recipient (which will not be earlier than the vesting date of the restricted stock unit) and IF Bancorp will be entitled to a corresponding tax deduction.

Deduction Limits. Section 162(m) of the Internal Revenue Code generally limits our ability to deduct for tax purposes compensation in excess of $1.0 million per year for each of our principal executive officer, principal financial officer and three additional highest compensated officers during any taxable year of IF Bancorp after December 31, 2016. Compensation resulting from awards under the 2022 Equity Incentive Plan will be counted toward the $1.0 million limit.

Withholding of Taxes. IF Bancorp may withhold amounts from participants compensation or from awards that vest to satisfy tax withholding requirements. Except as otherwise provided by the Compensation Committee, participants may have shares withheld from awards to satisfy tax withholding requirements.

Change in Control. Any acceleration of the vesting or payment of awards under the 2022 Equity Incentive Plan in the event of a change in control or termination of service following a change in control may, when aggregated with other compensation realized by a participant on a change in control, cause part or all of the compensation involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the participant to a 20% excise tax and preclude deduction by IF Bancorp

Tax Advice. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2022 Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant or vesting of awards under the 2022 Equity Incentive Plan.

Accounting Treatment

Under U.S. generally accepted accounting principles, IF Bancorp is required to recognize compensation expense in its financial statements over the requisite service period or performance period based on the grant date fair value of stock options and other equity-based compensation (such as restricted stock awards, and restricted stock units).

Awards to be Granted

The Board of Directors adopted the 2022 Equity Incentive Plan, and the Compensation Committee intends to meet after stockholder approval is received to determine the specific terms of the awards, including the allocation of awards to officers, employees and non-employee directors. At the present time, no specific determination has been made as to the grant or allocation of awards to officers, employees or non-employee directors.

Equity Compensation Plan Information as of June 30, 2022

The following table sets forth information as of June 30, 2022 about Company common stock that may be issued upon the exercise of options under the 2012 Equity Incentive Plan. The plan was approved by the Company’s stockholders.

Plan Category	Number of shares to be issued upon exercise of outstanding awards	Weighted-average exercise price of outstanding awards	Number of shares remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	134,143	$16.63	314,125
Equity compensation plans not approved by security holders	N/A	N/A	N/A

	134,143	$16.63	134,125

(1)	None available at time of stockholder meeting

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE 2022 EQUITY INCENTIVE PLAN.

Proposal 3 — Ratification of Independent Registered Public Accounting Firm

FORVIS, LLP (formerly BKD, LLP) served as our independent registered public accounting firm for the 2022 fiscal year. The Audit Committee of the Board of Directors has appointed FORVIS, LLP to serve as the independent registered public accounting firm for the 2023 fiscal year, subject to ratification by stockholders. A representative of FORVIS, LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of FORVIS, LLP is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

Unless otherwise instructed, validly executed proxies will be voted “FOR” the ratification of the appointment of FORVIS, LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF FORVIS, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Fees

The following table sets forth the fees we paid to FORVIS, LLP for the fiscal years ended June 30, 2022 and 2021.

	2022	2021
Audit fees	$142,126	$137,622
Tax fees	$27,309	$23,877
All other fees	$—	$—

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the year ended June 30, 2022, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters related to the results of the audit in accordance with PCAOB Standard 1301, Communications with Audit Committees, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3520 of the PCAOB Auditing Standards and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm, for the fiscal year ending June 30, 2023.

Audit Committee of the Board of Directors of

IF Bancorp, Inc.

Dennis C. Wittenborn, Chair

Gary Martin

Wayne A. Lehmann

Rodney E. Yergler

Joseph A. Cowan

Alan D. Martin

Proposal 4 — Advisory Vote On Executive Compensation

The compensation of our executive officers listed in the Summary Compensation Table (“Named Executive Officers”) is described in the “Executive Officers—Executive Compensation” section. Shareholders are urged to read these sections of this proxy statement.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), stockholders will be asked at the annual meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the stockholders of IF Bancorp, Inc. hereby approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the Executive Compensation section of this proxy statement, including the compensation tables and other narrative disclosures set forth in that section.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the results of the vote and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” the resolution set forth in this Proposal Four.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION SET FORTH IN THIS PROPOSAL FOUR.

Executive Officers

The Board of Directors annually elects the executive officers of IF Bancorp and Iroquois Federal, who serve at the Board’s discretion. Our executive officers are:

Name	Position
Walter H. Hasselbring, III	President and Chief Executive Officer of IF Bancorp and Iroquois Federal

Pamela J. Verkler	Senior Executive Vice President, Chief Financial Officer and Treasurer of IF Bancorp and Iroquois Federal

Linda L. Hamilton	Executive Vice President and Chief Operating Officer of IF Bancorp and Iroquois Federal

Thomas J. Chamberlain	Senior Executive Vice President of IF Bancorp and Senior Executive Vice President and Chief Lending Officer of Iroquois Federal

Below is information regarding the Company’s executive officers who are not also directors of IF Bancorp or standing for election to IF Bancorp’s board of directors. Ages presented are as of June 30, 2022.

Linda L. Hamilton. Ms. Hamilton joined Iroquois Federal as Community President for the Champaign/Savoy market in November, 2014. She was appointed as Executive Vice President and Chief Operating Officer effective October 1, 2015. Prior to joining Iroquois Federal, she most recently served as Executive Vice President and Chief Operating Officer for Freestar Bank. Ms. Hamilton has 44 years of banking experience in the areas of operations, IT, compliance, retail banking, risk management and marketing. She holds a B.S. in Liberal Arts and Sciences from the University of Illinois and attended the Executive Graduate School of Banking. She was formerly a board member of the Illinois Bankers Association, President of the Champaign County Bankers Federation and an instructor at the Illinois Bankers School. Ms. Hamilton is an active member of Champaign West Rotary, a past president of the Executive Club of Champaign County, and a former board member and treasurer of Lincolnshire Fields Country Club. She was the 2000 recipient of the Athena Award. Age 66.

Thomas J. Chamberlain. Mr. Chamberlain currently serves as Senior Executive Vice President and has been the Chief Lending Officer of Iroquois Federal since July of 2010. He has served with Iroquois Federal since July of 2004, when he joined the association as Vice President and Manager – Danville Office, with responsibility for the management and commercial loan activities of that office. Prior to his service with Iroquois Federal, Mr. Chamberlain worked with First Mid-Illinois Bank & Trust for over 18 years, managing branches, and working in their lending and trust/farm management departments. Mr. Chamberlain has an MBA from Eastern Illinois University and a Bachelor’s degree from the University of Illinois. He is a 2011 graduate of the ABA Stonier Graduate School of Banking at the University of Pennsylvania where he also earned the Wharton Leadership Certificate, and is a graduate of the Illinois Agricultural Leadership Program. He currently serves as Chair-Elect of the Illinois Bankers Association Board of Directors. He has served as a member or Chairman of different committees of the Illinois Bankers Association, Illinois Bankers Education Services, Inc., American Bankers Association, and both the Illinois and American Societies of Farm Managers and Rural Appraisers. He has served in the top leadership position of several community organizations including: Board President of the Danville Area Community College Foundation; Board Chair of United Way of Danville; Board Chair of Vermilion Advantage economic development organization; President of Schlarman Foundation; President of the Rotary Club of Tuscola; President of the Tuscola Chamber of Commerce; President of Main Street Tuscola; Grand Knight Mattoon Knights of Columbus; and, President Mid-Illinois Big Brothers/Big Sisters. Age 57.

Executive Compensation

Overview

Our Board of Directors, through our Compensation Committee, is responsible for establishing and administering our executive compensation program. The Compensation Committee, consisting of Gary Martin (Chair), Joseph A. Cowan, Wayne A. Lehmann, Dennis C. Wittenborn, Alan D. Martin and Rodney E. Yergler, annually reviews the executive compensation program and recommends to the Board, for its approval, appropriate modifications to the compensation packages for each of our executive officers, including specific amounts and types of compensation provided. The Compensation Committee reviews recommendations from the Chief Executive Officer regarding compensation of the Named Executive Officers and recommends final compensation packages to the full Board for final approval. The Compensation Committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program.

For fiscal 2022, our Named Executive Officers were Walter H. Hasselbring, III, our President and Chief Executive Officer, Pamela J. Verkler, our Senior Executive Vice President, Chief Financial Officer and Treasurer and Thomas J. Chamberlain, our Senior Executive Vice President.

Overall Compensation Philosophy and Guiding Principles

The Compensation Committee believes that the success of our Company depends on the ability to attract and retain talented executives motivated to drive the Company’s goals and provide long-term value to our stockholders.

Our compensation program is designed to link compensation with performance, taking into account competitive compensation levels in similar banks and in the markets where Iroquois Federal competes for talent. Principles guiding the compensation philosophy include the following:

•	Employer of Choice: We view compensation as one key to being an employer of choice in our markets, able to attract and retain key employees critical to its long-term success.

•

Pay Aligned with Performance: We provide a competitive base salary combined with incentive opportunities that provide additional compensation for outstanding bank and individual performance. Accordingly, our compensation program is designed to align the executives’ efforts on the Company’s primary goals and objectives, which are intended to promote long-term business success and increased stockholder value.

•

Flexibility: We recognize that the market for talent requires flexibility in compensation in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing conditions. Furthermore, the targeted competitive position may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

The Compensation Committee, composed entirely of independent directors, sets and administers the policies that govern our executive compensation programs. The Compensation Committee reviews compensation levels of the Named Executive Officers. The Compensation Committee evaluates the performance of our Named Executive Officers, and considers management succession and related matters. All decisions relating to the compensation of the Named Executive Officers are recommended by the Compensation Committee for approval of the full Board.

The policies and underlying philosophy governing our executive compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

•	Maintain a compensation program that is equitable in a competitive marketplace.

•	Provide opportunities that integrate pay with the Company’s performance goals.

•	Encourage achievement of strategic objectives and creation of shareholder value.

•	Recognize and reward individual initiative and achievements.

•	Maintain an appropriate balance in the total compensation mix.

•	Allow us to compete for, retain, and motivate talented executives critical to its success.

The Compensation Committee seeks to target executive compensation at levels that the Compensation Committee believes to be consistent with others in the banking industry within our marketplace. The Compensation Committee believes that a portion of each executive’s total compensation should be at risk, based on the Company’s performance, in order to motivate and reward executives to achieve the Company’s strategic goals. The Named Executive Officers’ compensation is weighted toward programs contingent upon our level of annual and long-term performance. In general, for our Named Executive Officers, we target base salaries that, on average, are at the 50th percentile of other banks and financial service companies of the Company’s asset size, complexity and with similar products and markets. See “Compensation Program Design” below. Goals for specific components include:

•	Base salaries that are designed to provide a reasonable level of predictable income commensurate with market standards. Base salaries for executives are generally targeted at the 50th percentile.

•	An annual incentive plan that provides performance-based cash incentives to reward our executives for the execution of specific financial and non-financial elements of our strategic business plan.

•

Equity awards that further align management with our shareholders. Restricted stock awards vesting over 10 years and stock options vesting over 7 years are used to encourage ongoing exceptional performance and to retain these executives for the long term.

Compensation Consultant/Role of Management

The Compensation Committee has authority under its charter to engage the services of independent third party experts to assist it in reviewing and determining executive officer compensation. Pursuant to this authority, the Compensation Committee engaged Newcleus Compensation Advisors in fiscal 2022 to conduct comparative studies of our compensation for executive officers and members of our Board of Directors, and related to benchmarking chief executive officer compensation in connection with the Governance and Nominating Committee process.

The Chief Executive Officer annually presents to the Compensation Committee, for their review and approval, his self-evaluation and an assessment of other executive officers, including each individual’s accomplishments, and individual and corporate performance relative to the approved incentive plan. The Committee has discretion to adjust the Chief Executive Officer’s recommendations, but generally has approved his recommendations for executive officers.

Compensation Committee Activities in Fiscal 2022

The Compensation Committee met 8 times during the fiscal year ended June 30, 2022. The Company took several actions during fiscal 2021 to further adjust our executive officer compensation program to correspond to our status as a publicly traded stock institution and to create alignment with the interests of our stockholders, including engaging Newcleus Compensation Advisors as compensation consultant to assess the competitiveness of our executive total compensation program and to provide competitive guidelines for programs going forward. The compensation consultant also provided services related to chief executive officer salary benchmarking. The Compensation Committee reviewed executive salaries, performance and competitive market pay practices (see “Executive Compensation Program Design – Use of Compensation Survey”), and based on such assessment, recommended a 6.0% increase in base salary for Mr. Hasselbring, a 4.9% increase for Ms. Verkler and a 4.9% increase for Mr. Chamberlain.

Objectives of Our Compensation Programs

Our executive officer compensation program is designed to:

•

Attract, retain, motivate and reward highly qualified and productive executives by providing overall compensation that is competitive with other institutions with which we compete for executive talent;

•	Motivate each individual to perform, to the best of his or her ability, in order to achieve targeted goals for the individual and the Company;

•	Improve Company performance, balancing risk-taking with fundamental concepts of safety and soundness;

•	Establish compensation levels that provide the greatest potential rewards for positions of greatest responsibility within a framework that is internally equitable;

•	Promote the long-term increase in the value of the Company by providing a portion of compensation in the form of Company common stock that vests over a period of years; and

•	Provide the appropriate mix of compensation that will drive superior performance and create alignment with the interests of our stockholders.

Executive Compensation Program Design

Cash Compensation

Current cash compensation consists of base salary and bonuses, which covers executive officers and other Iroquois Federal employees. Our base salary levels for executive officers are intended to be competitive with our peer group, to motivate individuals to discharge the responsibilities of their position, and to reflect the officer’s role, responsibilities, experience, performance and contribution to the Company’s success. Our Compensation Committee considers base salaries of executive officers annually with input from our President and Chief Executive Officer, and makes such adjustments as are warranted. In making these adjustments, our Compensation Committee takes into account individual and Company performance; the total current and potential compensation of a given officer based on a review; the levels of compensation paid by institutions that compete with us for executive talent; and the relative level of compensation in comparison to other executive officers and to our employees.

Non-Equity Incentive Compensation

The Iroquois Federal Annual Incentive Plan (the “Incentive Plan”) provides the opportunity for eligible executives to earn non-equity incentive compensation upon the attainment of specified objectives. The Board sets a minimum acceptable return to shareholders each year which is required to be met before any incentive payments can be made. Incentive awards under this Incentive Plan are based on a 3-year rolling performance cycle to encourage ongoing exceptional performance.

Equity Compensation

The IF Bancorp, Inc. 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”) was established to provide officers, employees, and directors of IF Bancorp and Iroquois Federal with additional incentives to promote the growth and performance of IF Bancorp. Awards granted in the year ended June 30, 2014, include restricted stock which vests over 10 years and stock options which vest over 7 years. Awards granted in the year ended June 30, 2016 include restricted stock which vests over 8 years. Awards granted in the year ended June 30, 2023 under the 2012 Equity Incentive Plan also include restricted stock which vests over 5 years. No further awards can be made under the 2012 Equity Incentive Plan following November 19, 2022, the tenth anniversary of the 2012 Equity Incentive Plan.

Benefits and Perquisites

Executive officers also receive broad based benefits that are available to all qualifying employees of the Company. These include a defined contribution 401(k) plan and a discretionary profit sharing plan, an employee stock ownership plan, medical coverage, and group life and disability coverage. In addition, the Company provides a cell phone and incurs the expense of country club dues for executive officers.

Use of Compensation Survey

The Compensation Committee relies on peer group surveys prepared by its consultant, Newcleus Compensation Advisors, to assess the competitiveness of the Company’s pay practices in the marketplace. The peer group data is used in combination with other supplemental published survey sources reflecting industry data for banks of similar size (national financial institutions with assets between $445.1 million and $1.4 billion) and for banks in our region, as well as with information relating to individual and Company performance, to help the Compensation Committee make compensation decisions. Newcleus Compensation Advisors selected a peer group and benchmarked the Company’s cash compensation (base salary plus annual cash incentive compensation) against this group. The peer group consisted of 15 publicly traded financial institutions of similar asset size and regional location. The median assets for the peer group are $1.1 billion, as compared to $797.3 million for IF Bancorp, Inc.

The peer group consisted of the following companies:

•	Consumers Bancorp, Inc.

•	CSB Bancorp, Inc.

•	First Bancorp of Indiana, Inc.

•	First Bancshares, Inc.

•	First Capital, Inc.

•	Guaranty Federal Bancshares, Inc.

•	HMN Financial, Inc.

•	Limestone Bancorp, Inc.

•	Middlefield Banc Corp.

•	Ohio Valley Banc Corp.

•	PSB Holdings, Inc.

•	Richmond Mutual Bancorporation, Inc.

•	SB Financial Group, Inc.

•	United Bancorp, Inc.

•	United Bancshares, Inc.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. We attempt to maximize the tax benefits related to compensation expense, however, tax considerations are not a compelling factor in determining compensation. The Compensation Committee intends for all compensation to be compliant under Rule 162(m) of the Internal Revenue Code, which limits deductible compensation paid to Named Executive Officers and other “covered employees” to $1 million per calendar year, to permit us to realize tax benefits of all compensation paid to such officers; however, none of the officers currently receive compensation close to the $1 million threshold.

Summary Compensation Table

The following information is provided for our Chief Executive Officer and two other most highly compensated executive officers who received compensation totaling $100,000 or more for the years ended June 30, 2022 and June 30, 2021, referred to herein as the “Named Executive Officers.”

	Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity incentive plan compensation ($)	All other compensation ($) (1)	Total ($)
Walter H. Hasselbring, III
President and Chief Executive Officer	2022	400,000	600	—	—	376,061	120,659	897,320
	2021	377,254	1,000	—	—	328,664	118,889	825,807
Pamela J. Verkler
Senior Executive Vice President and Chief	2022	293,400	600	—	—	236,435	103,582	634,017
Financial Officer	2021	279,825	1,000	—	—	208,958	71,909	561,692

Thomas J. Chamberlain
Senior Executive Vice President	2022	269,200	600	—	—	169,624	64,307	503,731
	2021	256,750	1,000	—	—	147,350	64,657	469,757

(1)

Details of the amounts reported in the “All Other Compensation” column for fiscal year 2022 are provided in the table below. Amounts do not include perquisites, which did not total in the aggregate more than $10,000 for any of the Named Executive Officers. Director fees were earned by Walter H. Hasselbring III, who served on both the IF Bancorp, Inc. and the Iroquois Federal boards, and Pamela J. Verkler, who served on the Iroquois Federal board only.

	Walter H. Hasselbring, III	Pamela J. Verkler	Thomas J. Chamberlain
401(k) Matching	$3,625	$3,625	$3,625
401(k) Profit Sharing	36,250	36,250	29,000
ESOP	14,406	14,406	14,406
Life Insurance/AD&D Premium	340	495	495
LTD Insurance Premium	228	228	228
Medical/Dental Insurance Premium	16,520	16,520	10,990
Cell Phone	417	446	563
Club Dues	1,455	—	5,000
Director Fees	47,418	31,612	—

Total	$120,659	$103,582	$64,307

Employment Agreement

Iroquois Federal Savings and Loan Association and IF Bancorp, Inc. each have entered into an employment agreement with Walter H. Hasselbring, III, our President and Chief Executive Officer, effective November 25, 2015, with amendments effective July 1, 2016 and July 1, 2017. The Iroquois Federal agreement and the IF Bancorp agreement each provide for a three-year term, subject to annual renewal by the disinterested members of the Board of Directors. Prior to each such renewal, the disinterested members of the Board of Directors conduct a comprehensive performance evaluation for purposes of determining whether to extend the agreements. Both agreements have been renewed effective July 7, 2022 for a term ending on July 7, 2025. Although the agreements are substantially similar and each requires payments to the executive under certain circumstances, there will be no duplication of benefits. Any payment made under the Iroquois Federal agreement will be subtracted from the same payment required under the IF Bancorp, Inc. agreement.

Mr. Hasselbring’s base salary under his employment agreement with Iroquois Federal is $400,000. In addition to base salary, the agreement provides for, among other things, Mr. Hasselbring’s right to participate in discretionary bonuses or other incentive compensation programs and employee benefit plans and to receive perquisites applicable to executive management. If we terminate Mr. Hasselbring without cause or if he terminates voluntarily under specified circumstances that constitute good reason (as defined in the agreements), Mr. Hasselbring will be entitled to three times the sum of (i) base salary and (ii) the highest annual bonus (whether paid or accrued) during the prior three years and the value of all employee benefits that would have been provided for the 36-month period following the his termination, had his employment not terminated. Such amounts will be paid in a lump sum payment. In addition, Mr. Hasselbring will be entitled to participate in any life insurance, non-taxable medical, health, or dental arrangement, subject to the same premium contribution as prior to his termination, until the earlier of his death, his employment by another employer other than one in which he is the majority owner, or for the 36-month period immediately following his termination. In the event that IF Bancorp or Iroquois Federal do not provide welfare benefits at any time after the executive’s termination or if providing such benefits would subject Iroquois Federal to excise taxes or penalties, then executive will receive a lump sum payment equal to the premiums for such benefits. If there is a change in control followed within 24 months by Mr. Hasselbring’s dismissal or resignation due to a demotion, loss of title, office or significant authority, reduction in compensation or benefits, or relocation by more than 35 miles, he will be entitled to the greater of the payments set forth above or three times his average annual compensation (as “annual compensation” is defined in the employment agreements) over the last five years ending before the year in which the change in control occurs, payable in a lump sum, plus, continued welfare benefits either provided under the Iroquois Federal plans for a period of up to the earlier of his death, employment by another employer other than one of which he is the majority owner, or the expiration of 36 months, or by payment of a cash lump sum payment equal to the cost of providing such benefits for up to 36 months. In addition, any memberships or automobile use shall be continued during the remaining unexpired term of the agreement (or if less, the maximum period permitted under Internal Revenue Code Section 409A without being considered deferred compensation). The payments required under the Iroquois Federal employment agreement in connection with a change in control will be reduced to the extent necessary to avoid an excess parachute payment. The IF Bancorp, Inc. agreement will not require a reduction in severance benefits on a termination of employment in connection with a change in control in the event of an excess parachute payment

In the event of Mr. Hasselbring’s death during the term of the agreements, Mr. Hasselbring’s dependents will continue to receive non-taxable medical insurance benefits for a period of six months following his death. In the event of his disability (as construed in accordance with Internal Revenue Code Section 409A), the agreements provide that Mr. Hasselbring will be entitled to 100% of his base salary for 180 days following his disability termination and 60% of his base salary from the 181st day following termination until the earlier of the date of his death or the date he attains age 65. Such payments will be reduced by any short or long-term disability benefits payable under any disability program to which he is entitled. To the greatest extent possible, Mr. Hasselbring and his dependents will be covered under life and non-taxable medical and dental plans of Iroquois Federal, on the same terms as Mr. Hasselbring participated prior to his disability termination.

Change in Control Agreements

Iroquois Federal has entered into change in control agreements with Ms. Verkler and Mr. Chamberlain. Each of the agreements provides for a 24-month term, subject to annual renewal by the disinterested members of the Board of Directors on July 7 of each year. Prior to each such renewal, the disinterested members of the Board of Directors conduct a comprehensive performance evaluation for purposes of determining whether to extend the agreements. Each agreement was renewed in fiscal 2022. In the event of a change in control (as defined in the agreement), each agreement will automatically renew for a term of 12 months following the effective date of the change in control. The agreements will terminate if the executive or Iroquois Federal terminates executive’s employment prior to a change in control. If, within 12 months after a change in control, we terminate the executive without cause or if the executive terminates voluntarily under specified circumstances that constitute good reason, including a material diminution in authority, duties or responsibilities, a material diminution in base salary, a relocation that increases the executive’s commute by more than 35 miles, or any other action or inaction by the bank or IF Bancorp, Inc. that would constitute a breach of the agreement, the executive will be entitled to a lump sum cash payment equal to two times the executive’s base salary and highest rate of bonus paid to the executive during the three years prior to termination, payable in a single lump sum within ten days following the termination of employment. In addition, the executive will be entitled to continue participation in life insurance, non-taxable medical, vision, and dental coverage, subject to the same terms and conditions as prior to the executive’s termination of employment. Such coverage will cease 24 months after the executive’s termination. In the event the provision or payment of such benefit would subject Iroquois Federal to excise taxes or penalties, Iroquois Federal will pay to the executive a cash lump sum payment equal to the cost of providing such benefits. The payments required under the change in control agreements will be reduced to the extent necessary to avoid an excess parachute payment. Payments under the agreements will be paid from the general funds of Iroquois Federal; IF Bancorp, Inc., however, will guarantee the payments due under the agreements. We will agree to pay all reasonable costs and legal fees of the executive in relation to the enforcement of the change in control agreements, provided the executive succeeds on the merits in a legal judgment, arbitration proceeding or settlement.

Annual Incentive Plan

In the fiscal year ended June 30, 2012, Iroquois Federal entered into the Iroquois Federal Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan provides the opportunity to earn an incentive award to employees who have been designated by the committee administering the Incentive Plan as eligible to participate and who have been approved by the Iroquois Federal Board of Directors, based upon attainment of specified objectives, determined periodically by the Iroquois Federal Board of Directors. The plan incorporates two key components. First, a minimum acceptable return to shareholders is established each year, which is required to be met before incentive payments can be made. Second, the plan provides for a 3-year rolling performance cycle, with incentive awards made at the end of each cycle. After achievement of the minimum acceptable return to shareholders, Iroquois Federal contributes a percentage of Iroquois Federal’s earnings above the minimum acceptable return to an eligible participant incentive pool, which is used to fund awards to participants under the Incentive Plan. During the first two years of the initial 3-year performance cycle, the Iroquois Federal Board of Directors made partial payments of the ultimate initial 3-year incentive award. The 2014 fiscal year marked the end of the initial 3-year performance cycle. Starting in 2015 fiscal year, incentive awards under the Incentive Plan are made based on the full 3-year rolling performance cycle. Payment of any award under the Incentive Plan is conditioned upon Iroquois Federal’s financial capacity to fund the payment. If Iroquois Federal is not financially capable of funding the payment of an award at the time it is due, the payment may be reduced or eliminated. The award for each participant is based on the participants’ compensation and the objectives determined by the Iroquois Federal Board of Directors. In the year ended June 30, 2018, the minimum acceptable return was not achieved, and therefore, no incentives were paid to participants.

Generally, a participant must be employed by Iroquois Federal or IF Bancorp on the date that the amounts credited to the participant’s account are distributed to the participant. In the year in which a participant retires, dies, becomes disabled, or has an involuntary separation from service without cause or resigns for good reason (as defined in the Incentive Plan), special vesting provisions apply and generally would permit a payment to the participant for the performance cycle that would end in that year, provided that all performance measures are attained by the participant for such performance cycle, and in the case of the participant’s retirement, the participant worked at least six months during the Incentive Plan year in which he or she retires. In the event of a change in control (as defined in the Incentive Plan) all unvested awards will become fully vested and will be paid in a lump sum within 30 days after the effective date of the change in control. In the event of separation from service for cause, all vested and unvested awards will expire as of the date of the separation from service.

In the event the Iroquois Federal Board of Directors determines that a participant has engaged in fraud or willful misconduct that caused or contributed to the need for a material restatement of IF Bancorp’s financial results, the Board of Directors will review all awards previously awarded to, or earned by, the participant on the basis of performance during the fiscal periods materially affected by the restatement and may, to the extent permitted by law, recoup from the participant or from the participant’s incentive account any portion of awards as it deems appropriate after review of all relevant facts and circumstances.

Equity Incentive Plans

Our shareholders have approved the IF Bancorp, Inc. 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”), to provide officers, employees and directors of IF Bancorp and Iroquois Federal with additional incentives to promote the growth and performance of IF Bancorp. Subject to permitted adjustments for certain corporate transactions, the Equity Incentive Plan authorized the issuance or delivery to participants of up to 673,575 shares of IF Bancorp common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock unit awards. Employees and directors of IF Bancorp or its subsidiaries were eligible to receive awards under the Equity Incentive Plan, except that non-employees may not be granted incentive stock options. Except as set forth herein and in prior disclosures, no additional shares will be issued under the 2012 Equity Incentive Plan. No further awards may be issued under the Equity Incentive Plan after November 19, 2022, the 10th anniversary of the Equity Incentive Plan’s initial effective date. Outstanding awards under the Equity Incentive Plan will remain in effect until earned, exercised or forfeited.

At the 2022 Annual Meeting of Stockholders we are seeking approval of an IF Bancorp, Inc. 2022 Equity Incentive Plan so that we can continue to make grants to our officers, employees and directors to incent and reward such persons as they continue to promote the growth and performance of IF Bancorp and Iroquois Federal.

Stock Based Compensation

Set forth below is certain information regarding outstanding equity awards granted to the Named Executive Officers at June 30, 2022:

Outstanding Equity Awards at Fiscal Year-End

	Option awards (1)				Stock awards (2)
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)
Walter H. Hasselbring, III	11,000	—	16.63	12/10/2023	1,700	32,300
Pamela J. Verkler	12,000	—	16.63	12/10/2023	1,500	28,500
Thomas J. Chamberlain	8,000	—	16.63	12/10/2023	1,200	22,800

(1)	Stock option awards listed represent grants under our 2012 Equity Incentive Plan. Grants were made on December 10, 2013 and vested at a rate of 1/7th per year beginning on December 10, 2014.
(2)

Stock awards listed represent grants under our 2012 Equity Incentive Plan. Grants made on December 10, 2013 vest at a rate of 10% per year beginning on December 10, 2014, and grants made on December 10, 2015 vest at a rate of 12.5% per year beginning on December 10, 2016.

(3)	The amounts in this column are based on the fair market value of our common stock on June 30, 2022 of $19.00 per share.

Retirement Benefits

Retirement benefits have become an important element of a competitive compensation program for attracting senior executives, especially in the financial services industry. Our executive compensation program currently includes (i) a 401(k) plan which enables our employees to supplement their retirement savings with elective deferral contributions with matching contributions by us at specific levels, and an employer profit sharing contribution which allows eligible participants to receive at least 5% of their Plan year salary, and (ii) an employee stock ownership plan that allows participants to accumulate retirement benefits in employer stock at no cost to the participant.

Director Compensation

Each individual who serves as a director of Iroquois Federal receives an annual retainer of $47,418, except the Chairman of the Board receives an annual retainer of $98,528 and the Chairman of the Audit Committee receives a retainer of $57,475.

Each person who serves as a director of IF Bancorp, Inc. also serves as a director of Iroquois Federal and earns director and committee fees only in his or her capacity as a Board or committee member of Iroquois Federal.

The following table sets forth for the year ended June 30, 2022 certain information as to the total remuneration we paid to our directors other than Mr. Walter H. Hasselbring, III, who is also our President and Chief Executive Officer. Information with respect to director fees paid to Mr. Hasselbring is included in “—Executive Officer Compensation—Summary Compensation Table.”

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All other compensation ($)(3)	Total ($)
Gary Martin	98,528	—	—	—	98,528
Joseph A. Cowan	47,418	—	—	—	47,418
Wayne A. Lehmann	47,418	—	—	—	47,418
Alan D. Martin	47,418	—	—	—	47,418
Dennis C. Wittenborn	57,475	—	—	—	57,475
Rodney E. Yergler	47,418	—	—	—	47,418

(1)	As of June 30, 2022, each non-employee director held 1,200 unvested restricted stock awards, except for director Alan D. Martin who held 2,200 unvested restricted stock awards.
(2)	As of June 30, 2022, all stock options held by non-employee directors were fully vested.
(3)	No director received any perquisites or benefits that, in the aggregate, were equal to or greater than $10,000.

Director’s Non-Qualified Retirement Plan

Iroquois Federal maintains a Directors’ Non-Qualified Retirement Plan, which was amended and restated on October 10, 2006. The purpose of the plan is to provide a retirement benefit to directors and director emeriti of Iroquois Federal. Upon a director’s termination of service on or after normal retirement age (age 72), the director will be entitled to the average annual cash compensation received for the three years prior to retirement, payable in monthly installments over a ten-year period. In the event of a director’s retirement on or after his or her early retirement date (the later of age 65 or the date the director has continuously been elected to the Board of Directors for ten years), the director will be entitled to his or her accrual balance (as defined in the plan), payable over a ten-year period, in monthly installments. In the event of the director’s termination of service due to disability, the director will receive his or her accrual balance, payable over a ten-year period, in monthly installments. In the event a director leaves the Board of Directors for any reason within 24 months after a change in control, the director will be paid his or her accrual balance earned as of the last day of the plan year preceding the date of termination in one lump sum within three days after the director’s removal from the Board of Directors. In the event a change in control occurs while the director is receiving normal or early retirement benefits, or disability benefits, the director will receive the remaining benefits in a single lump sum payment within three days after the change in control. In the event of the director’s death during active service, Iroquois Federal will pay a death benefit equal to the accrual balance as of the last day of the plan year immediately preceding the date of the director’s death; payment will be made within 30 days after the director’s death. In the event of a director’s death after the director is entitled to benefits but before payments commence, or after benefits commence but before the director has received all benefit payments, benefits will be paid to the director’s beneficiary in the same amounts as would have been made to the director, had the director survived.

Stock Ownership

The following table provides information as of September 23, 2022, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 3,337,626 shares of Company common stock issued and outstanding as of September 23, 2022.

Name and Address	Number of Shares Owned	Percent of Common Stock Owned
Iroquois Federal Savings and Loan Association (1) Employee Stock Ownership Plan 201 East Cherry Street Watseka, Illinois 60970	353,222	10.58%
Maltese Capital Management LLC (2) 150 East 52nd Street, 30th Floor New York, New York 10022	256,945	7.70%
Iroquois Federal Foundation, Inc. (3) 201 East Cherry Street Watseka, Illinois 60970	218,755	6.55%
Gary S. Schwab (4) 218 S. 5th Street, Apt G Springfield, Illinois 62701-1415	236,849	7.10%
Jeffrey L. Gendell (5) 1 Sound Shore Drive, Suite 340 Greenwich, Connecticut 06830-7251	251,679	7.54%

(1)

Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts (180,017 shares at June 30, 2022) in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants.

(2)	In a Schedule 13F filed on August 15, 2022, Maltese Capital Management LLC reported sole voting and dispositive power with respect to 256,945 shares of the Company’s common stock.
(3)

The foundation’s gift instrument requires that all shares of common stock held by the foundation must be voted in the same ratio as all other shares of Company common stock are voted on all proposals considered by stockholders of the Company.

(4)	In a Schedule 13G/A filed on February 2, 2022, Gary S. Schwab reported sole voting and dispositive power with respect to 236,849 shares of the Company’s common stock.
(5)

In a Schedule 13F filed on August 12, 2022, Jeffrey L. Gendell, through limited liability companies for which he serves as managing member, reported shared voting and dispositive power with respect to 251,679 shares of the Company’s common stock.

The following table provides information as of September 23, 2022 about the shares of Company common stock that may be considered to be beneficially owned by each director, each Named Executive Officer listed in the Summary Compensation Table and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 3,337,626 shares of Company common stock issued and outstanding as of September 23, 2022.

Name	Number of Shares Owned		Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Total	Percent of Common Stock Outstanding
Directors
Gary Martin	32,800	(1)	10,000	42,800	1.28%
Alan D. Martin	45,093	(2)	17,143	62,236	1.86%
Joseph A. Cowan	27,800	(3)	10,000	37,800	1.13%
Wayne A. Lehmann	16,800	(3)	5,000	21,800	*
Dennis C. Wittenborn	57,409	(4)	10,000	67,409	2.02%
Rodney E. Yergler	34,298	(5)	10,000	44,298	1.33%
Walter H. Hasselbring, III	64,240	(6)	3,000	67,240	2.01%
Named Executive Officers Who Are Not Also Directors
Pamela J. Verkler	42,296	(7)	6,000	48,296	1.45%
Thomas J. Chamberlain	56,435	(8)	3,000	59,435	1.78%
All directors and executive officers as a group (10 persons)	387,721		74,143	461,864	13.84%

*	Less than 1%.
(1)	Includes 5,000 shares held by Mr. Gary Martin’s spouse in her IRA account, and 3,200 shares of unvested restricted stock.
(2)

Includes 10,000 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 3,000 shares held by Mr. Alan Martin’s spouse in her IRA account and 4,200 shares of unvested restricted stock.

(3)	Includes 3,200 shares of unvested restricted stock.
(4)	Includes 17,750 shares held by a corporation owned by Mr. Wittenborn and 3,200 shares of unvested restricted stock.
(5)	Includes 10,000 shares held by Mr. Yergler’s spouse in her IRA account, and 3,200 shares of unvested restricted stock.
(6)

Includes 13,700 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 1,500 shares held by Mr. Hasselbring’s spouse in her IRA account, 6,200 shares of unvested restricted stock, and 10,040 shares held through the ESOP.

(7)	Includes 12,500 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 5,000 shares of unvested restricted stock, and 9,796 shares held through the ESOP.
(8)

Includes 13,488 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 15,847 shares in an IRA account, 4,700 shares of unvested restricted stock, and 8,600 shares held through the ESOP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in IF Bancorp common stock during the year ended June 30, 2022.

Transactions with Related Persons

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit the Association to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all Association employees and does not give preference to any executive officer or director over any other employee. Iroquois Federal maintains loan programs whereby employees, including executive officers and directors, may obtain loans at the discounted rate of 1% above the Bank’s cost of funds as of the most recent month end, rounded up to the nearest one quarter point. The discounted rate on any such loans will not exceed a term of 60 months. Iroquois Federal will also waive the loan origination fee on new mortgage loans. The following information is furnished for loans to executive officers and directors under these loan programs during fiscal 2022 and 2021.

Name	Position	Nature Of Loan	Largest Aggregate Balance from 7/1/21 to 6/30/22	Interest Rate	Principal Balance at 6/30/22	Principal Paid 7/1/21 to 6/30/22	Interest Paid 7/1/21 to 6/30/22
Joseph A. Cowan	Director	Mortgage	$405,227	1.750	$391,806	$13,422	$6,984
Walter H. Hasselbring	President-CEO	Mortgage	150,000	2.500	—	150,000	1,633
Dennis C. Wittenborn	Director	Mortgage	375,832	1.500	355,305	20,527	5,497
		HELOC	125,000	1.500	—	125,000	234

			$500,832		$355,305	$145,527	$5,731

Name	Position	Nature Of Loan	Largest Aggregate Balance from 7/1/20 to 6/30/21	Interest Rate	Principal Balance at 6/30/21	Principal Paid 7/1/20 to 6/30/21	Interest Paid 7/1/20 to 6/30/21
Joseph A. Cowan	Director	Mortgage	$216,079	2.750	$—	$216,079	$3,506
	Director	Mortgage	418,416	1.750	405,227	13,189	7,217
	Director	HELOC	19,846	1.750	—	19,846	64

			654,341		405,227	249,114	10,787
Walter H. Hasselbring	President-CEO	Mortgage	210,000	2.500	150,000	60,000	4,611
Dennis C. Wittenborn	Director	Mortgage	392,445	1.500	375,832	16,613	9,411
	Director	HELOC	150,000	1.500	—	150,000	47

			542,445		375,832	166,613	9,458
Linda Hamilton	EVP-COO	Mortgage	409,264	5.125	—	409,264	17,998
	EVP-COO	HELOC	95,091	4.000	95,091	—	3,793

			$504,355		$95,091	$409,264	$21,791

(1)	HELOC – Home equity loan or line of credit.

From time to time, Iroquois Federal also makes loans and extensions of credit, directly and indirectly, to its executive officers and directors that are not part of the loan programs discussed above. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Iroquois Federal, and do not involve more than the normal risk of collectibility or present other unfavorable features.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of IF Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of IF Bancorp must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of IF Bancorp. Such potential conflicts of interest include, but are not limited to, the following: (i) IF Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with IF Bancorp.

Nominating Committee Procedures

General

It is the policy of the Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Nominating Committee, care of the Corporate Secretary, at the main office of the Company located at 201 East Cherry Street, Watseka, Illinois 60970:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating Committee;

•

The name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by the stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

The name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s share ownership should be provided);

•	A statement of the candidate’s business and educational experience;

•	Such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating Committee at least 180 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Process for Identifying and Evaluating Nominees

The process that the Nominating Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Iroquois Federal. The Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age restriction, a residency requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating Committee will then evaluate the following criteria in selecting nominees:

•	financial, regulatory and business experience;

•	familiarity with and participation in the local community;

•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•	dedication to the Company and its stockholders; and

•	independence.

The Committee will also consider any other factors the Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but diversity is considered in our review of candidates. Diversity includes not only gender and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than June 14, 2023. If next year’s annual meeting is held on a date more than 30 calendar days from November 21, 2023, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 80 days before the date of the annual meeting. However, if less than 90 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to IF Bancorp, Inc., 201 East Cherry Street, Watseka, Illinois 60970. Communications to the Board of Directors should be in the care of Beth A. Warren, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Gary Martin, the Chair of the Corporate Governance Committee of the Board of Directors. It is in the discretion of the Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Beth A. Warren
Corporate Secretary

Watseka, Illinois
October 12, 2022

APPENDIX A

IF BANCORP, INC.

2022 EQUITY INCENTIVE PLAN

ARTICLE 1 — GENERAL

Section 1.1. Purpose, Effective Date and Term. The purpose of the IF Bancorp, Inc. 2022 Equity Incentive Plan (the “Plan”) is to promote the long-term financial success of IF Bancorp, Inc., a Maryland corporation (the “Company”), and its Subsidiaries, including Iroquois Federal Savings and Loan Association (the “Bank”), by providing a means to attract, retain and reward individuals who contribute to that success and to further align their interests with those of the Company’s shareholders through the ownership of additional shares of common stock of the Company and/or through compensation tied to the value of the Company’s common stock. The “Effective Date” of the Plan will be the date on which the Plan satisfies the applicable shareholder approval requirements. The Plan will remain in effect as long as Awards are outstanding; provided, however, that no Awards may be granted under the Plan after the day immediately before the ten-year anniversary date of the Effective Date.

Section 1.2. Administration. The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”) in accordance with Section 5.1.

Section 1.3. Participation. Each individual who is granted or holds an Award in accordance with the terms of the Plan will be a Participant in the Plan (a “Participant”). The grant of Awards will be limited to Employees and Directors of the Company or any Subsidiary.

Section 1.4. Definitions. Capitalized terms used in this Plan are defined in Article 8 and elsewhere in this Plan.

ARTICLE 2 — AWARDS

Section 2.1. General. Any Award under the Plan may be granted singularly or in combination with another Award or other Awards. Each Award under the Plan will be subject to the terms and conditions of the Plan and any additional terms, conditions, limitations and restrictions as the Committee provides with respect to the Award and as evidenced in an Award Agreement. In the event of a conflict between the terms of an Award Agreement and the Plan, the terms of the Plan will control. Subject to the provisions of Section 2.2(d), an Award may be granted as an alternative to or replacement of an existing Award under the Plan or any other plan of the Company or any Subsidiary or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or any Subsidiary, including without limitation the plan of any entity acquired by the Company or any Subsidiary. The types of Awards that may be granted under the Plan include Stock Options, Restricted Stock and Restricted Stock Units, and any Award may be granted as a Performance Award.

Section 2.2. Stock Options. A Stock Option is a grant that represents the right to purchase shares of Stock at an established Exercise Price.

(a) Grant of Stock Options. Each Stock Option will be evidenced by an Award Agreement that specifies: (i) the number of shares of Stock covered by the Stock Option; (ii) the date of grant of the Stock Option and the Exercise Price; (iii) the vesting period or conditions to vesting or exercisability (whether time- and/or performance-based); and (iv) any other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service, as the Committee may, in its discretion, prescribe. Any Stock Option may be either an Incentive Stock Option that is intended to satisfy the requirements applicable to an “Incentive Stock Option” (or “ISO”) described in Code Section 422(b), or a Non-Qualified Option that is not intended to be an ISO; provided, however, that no ISOs may be granted: (i) after the day immediately prior to the ten-year anniversary of the Effective Date or the date on which the Plan is approved by the Board of Directors, whichever is earlier; or (ii) to a non-Employee. Unless otherwise specifically provided by its terms, any Stock

Option granted to an Employee under this Plan will be an ISO to the maximum extent permitted. Any ISO granted under this Plan that does not qualify as an ISO for any reason (whether at the time of grant or as the result of a subsequent event) will be deemed to be a Non-Qualified Option. In addition, any ISO granted under this Plan may be unilaterally modified by the Committee to disqualify it from ISO treatment, so that it becomes a Non-Qualified Option; provided, however, that any such modification will be ineffective if it causes the Option to be subject to Code Section 409A (unless, as modified, the Option complies with Code Section 409A). The maximum number of Shares that can be issued as ISOs under the Plan is set forth in Section 3.2 hereof.

(b) Other Terms and Conditions. A Stock Option will become exercisable in accordance with its terms and conditions and during the period(s) established by the Committee. In no event, however, will a Stock Option expire later than ten (10) years after the date of its grant (or five (5) years with respect to ISOs granted to a 10% Shareholder). The Exercise Price of each Stock Option may not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock); provided, however, that the Exercise Price of an ISO may not be less than 110% of Fair Market Value of a share of Stock on the date of grant if granted to a 10% Shareholder; provided further, that the Exercise Price may be higher or lower in the case of Stock Options granted or exchanged in replacement of existing Awards held by an employee or director of an acquired entity. The payment of the Exercise Price will be by cash or, subject to limitations imposed by applicable law, by any other means as the Committee may from time to time permit, including: (i) by tendering, either actually or constructively by attestation, shares of Stock valued at Fair Market Value as of the day of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from the exercise; (iii) by a net settlement of the Stock Option, using a portion of the shares of Stock obtained on exercise in payment of the Exercise Price (and if applicable, any tax withholding); (iv) by personal, certified or cashier’s check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof. The total number of shares of Stock that may be acquired upon the exercise of a Stock Option shall be rounded down to the nearest whole share, with cash-in-lieu paid by the Company, at its discretion, for the value of any fractional share.

(c) Prohibition of Cash Buy-Outs of Underwater Stock Options. Under no circumstances will any Stock Option with an Exercise Price as of an applicable date that is greater than the Fair Market Value of a share of Stock as of the same date that was granted under the Plan be bought back by the Company without shareholder approval.

(d) Prohibition Against Repricing. Except for adjustments pursuant to Section 3.4, and reductions of the Exercise Price approved by the Company’s shareholders, neither the Committee nor the Board of Directors shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the Exercise Price of a Stock Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Award’s in-the-money value or in exchange for Options or other Awards), replacement grants, or other means.

Section 2.3 Restricted Stock.

(a) Grant of Restricted Stock. A Restricted Stock Award is a grant of a share or shares of Stock for no consideration or such minimum consideration as may be required by applicable law, subject to a time-based vesting schedule or the satisfaction of market conditions or performance conditions. Each Restricted Stock Award will be evidenced by an Award Agreement that specifies (i) the number of shares of Stock covered by the Restricted Stock Award; (ii) the date of grant of the Restricted Stock Award; (iii) the vesting period (whether time- and/or performance-based); and (iv) any other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service. All Restricted Stock Awards will be in the form of issued and outstanding shares of Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee determines, including electronically and/or solely on the books and records maintained by the transfer agent. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that the certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Stock (including that the Restricted Stock may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of the Plan and Award Agreement) and/or that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(b) Terms and Conditions. Each Restricted Stock Award will be subject to the following terms and conditions:

(i) Rights and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. A Participant granted Restricted Stock will have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon provided, however, that dividends payable with respect to Restricted Stock Awards (whether paid in cash or shares of Stock) will be subject to the same vesting conditions applicable to the Restricted Stock and will, if vested, be delivered or paid at the same time as the restrictions on the Restricted Stock to which they relate lapse.

(ii) Tender Offers and Merger Elections. Each Participant to whom a Restricted Stock Award is granted will have the right to respond, or to direct the response, with respect to the related shares of Restricted Stock, to any tender offer, exchange offer, cash/stock merger consideration election or other offer made to, or elections made by, the holders of shares of Stock. The direction for any of the shares of Restricted Stock shall be given by proxy or ballot if the Participant is the beneficial owner of the shares of Restricted Stock for voting purposes or, if the Participant is not the beneficial owner for voting purposes, by completing and filing, with the inspector of elections, the trustee or such other person who shall be independent of the Company, as the Committee shall designate in the direction, a written direction in the form and manner prescribed by the Committee. If no direction is given, then the shares of Restricted Stock will not be tendered.

Section 2.4. Restricted Stock Units.

(a) Grant of Restricted Stock Unit Awards. A Restricted Stock Unit is an Award, the value of which is denominated in shares of Stock that will be paid in Stock, including Restricted Stock, cash (measured based upon the value of a share of Stock) or a combination thereof, at the end of a specified period. A Restricted Stock Unit is subject to a vesting schedule or the satisfaction of market conditions or performance conditions. Each Restricted Stock Unit will be evidenced by an Award Agreement that specifies: (i) the number of Restricted Stock Units covered by the Award; (ii) the date of grant of the Restricted Stock Unit; (iii) the Restriction Period and the vesting period (whether time- and/or performance-based); and (iv) any other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service.

(b) Other Terms and Conditions. Each Restricted Stock Unit Award will be subject to the following terms and conditions:

(i) The Committee shall impose any other conditions and/or restrictions on any Restricted Stock Unit Award as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Stock Unit, time-based restrictions and vesting following the attainment of performance measures, restrictions under applicable laws or under the requirements of any Exchange or market on which shares of Stock may be listed, or holding requirements or sale restrictions placed by the Company upon vesting of Restricted Stock Units.

(ii) The conditions for grant or vesting and the other provisions of Restricted Stock Units (including without limitation any applicable performance measures) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or, in the case of Restricted Stock Units subject to performance measures, after the Committee has determined that the performance goals have been satisfied.

(iii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing on the date of grant of the Restricted Stock Unit for which the Participant’s continued Service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable performance measures (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iv) A Participant will have no voting rights with respect to any Restricted Stock Units. No dividends will be paid on Restricted Stock Units. In the sole discretion of the Committee, exercised at the time of grant, Dividend Equivalent Rights may be assigned to Restricted Stock Units. A Dividend Equivalent Right, if any, will be paid at the same time as the shares of Stock or cash subject to the Restricted Stock Unit are distributed to the Participant and is otherwise subject to the same rights and restrictions as the underlying Restricted Stock Unit.

Section 2.5. Vesting of Awards. The Committee shall specify the vesting schedule or market or performance conditions of each Award at the time of grant. Notwithstanding anything to the contrary herein, at least ninety-five percent (95%) of the Awards available under the Plan shall vest no earlier than one (1) year after the date of grant, unless accelerated due to death, Disability, or an Involuntary Termination at or following a Change in Control.

Section 2.6. Deferred Compensation. Subject to approval by the Committee before an election is made, an Award of Restricted Stock Units may be deferred pursuant to a valid deferral election made by a Participant. If a deferral election is made by a Participant, the Award Agreement shall specify the terms of the deferral and shall constitute the deferral plan pursuant to the requirements of Code Section 409A. If any Award would be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to maintain exemption from, or to comply with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.6 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award under the Plan constitutes acknowledgement and consent to the rights of the Committee, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not apply to an Award that is determined to constitute Deferred Compensation, if the discretionary authority would contravene Code Section 409A.

Section 2.7. Effect of Termination of Service on Awards. The Committee shall establish the effect of a Termination of Service on the continuation of rights and benefits available with respect to an Award and, in so doing, may make distinctions based upon, among other things, the reason(s) for the Termination of Service and type of Award. Unless otherwise specified by the Committee and set forth in an Award Agreement or as set forth in an employment or severance agreement between the Company and/or a Subsidiary and the Participant, the following provisions will apply to each Award granted under this Plan:

(a) Upon a Participant’s Termination of Service for any reason other than due to Disability, death, Retirement or for Cause, Stock Options shall be exercisable only as to the portion of the Award that was immediately exercisable by the Participant at the date of termination, and the Stock Options may be exercised only for a period of three (3) months following termination and any Restricted Stock Award or Restricted Stock Unit that has not vested as of the date of Termination of Service shall expire and be forfeited.

(b) In the event of a Termination of Service for Cause, all Stock Options granted to a Participant that have not been exercised (whether or not vested) and all Restricted Stock Awards and Restricted Stock Units granted to a Participant that have not vested shall expire and be forfeited.

(c) Upon Termination of Service for reason of Disability or death, any Service-based Stock Options shall be fully exercisable, whether or not then exercisable, and all Service-based Restricted Stock Awards and Restricted Stock Units shall vest as to all shares subject to an outstanding Award, whether or not otherwise immediately vested, at the date of Termination of Service. Upon Termination of Service for reason of Disability or death, any Awards that vest based on the achievement of performance targets shall vest, pro-rata, by multiplying (i) the number of Awards that would be obtained based on achievement at target (or if actual achievement of the performance measures is greater than the target level, at the actual achievement level) as of the date of Disability or death, by (ii) a fraction, the numerator of which is the number of whole months the Participant was in Service during the performance period and the denominator of which is the number of months in the performance period. Stock Options may be exercised for a period of one (1) year following a Termination of Service due to death or Disability; provided, however, that no Stock Option shall be eligible for treatment as an ISO if the Stock Option is exercised more than one year following Termination of Service due to Disability and provided, further, in order to obtain ISO treatment for Stock Options exercised by heirs or devisees of an optionee, the optionee’s death must have occurred while employed or within three (3) months following Termination of Service.

(d) In the event of Termination of Service due to Retirement, a Participant’s vested Stock Options will be exercisable for one (1) year following Termination of Service. No Stock Option shall be eligible for treatment as an ISO if the Stock Option is exercised more than three (3) months following Termination of Service due to Retirement. Any Stock Option, Restricted Stock Award or Restricted Stock Unit that has not vested as of the date of Termination of Service due to Retirement shall expire and be forfeited.

(e) Notwithstanding anything herein to the contrary, no Stock Option shall be exercisable beyond the last day of the original term of the Stock Option.

(f) Notwithstanding the provisions of this Section 2.7, the effect of a Change in Control on the vesting/exercisability of Stock Options, Restricted Stock Awards and Restricted Stock Units is set forth in Article 4.

Section 2.8. Holding Period for Vested Awards. As a condition of receipt of an Award, the Award Agreement may require a Participant to agree to hold a vested Award or shares of Stock received upon exercise of a Stock Option for a period of time specified in the Award Agreement (“Holding Period”). In connection with the foregoing, a Participant may be required to retain direct ownership of Covered Shares until the earlier of (i) the expiration of the Holding Period following the date of vesting or (ii) such person’s termination of employment with the Company and any Subsidiary. The foregoing limitation, if applicable, shall not apply to the extent that an Award vests due to death, Disability or an Involuntary Termination at or following a Change in Control, or to the extent that (x) a Participant directs the Company to withhold or the Company elects to withhold shares of Stock with respect to the vesting or exercise, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of shares of Stock to cover the amount required to be withheld or (y) a Participant exercises a Stock Option by a net settlement, and in the case of (x) and (y) herein, only to the extent of the shares are withheld for tax purposes or for purposes of the net settlement.

ARTICLE 3 — SHARES SUBJECT TO PLAN

Section 3.1. Available Shares. The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including shares purchased in the open market or in private transactions.

Section 3.2. Share Limitations.

(a) Share Reserve. Subject to the following provisions of this Section 3.2, the aggregate number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall equal Two Hundred Sixty-Four Thousand Eight Hundred Fifty (264,850) shares of Stock (the “Maximum Share Limit”). Of this number, Fifty-Two Thousand Nine Hundred Seventy (52,970) shares of Stock are eligible to be delivered pursuant to the exercise of Stock Options (all of which may be granted as ISOs) and Two Hundred Eleven Thousand Eight Hundred Eighty (211,880) shares of Stock are eligible to be issued under the Plan as Restricted Stock Awards or Restricted Stock Unit Awards. The aggregate number of shares available for grant under this Plan and the number of shares of Stock subject to outstanding awards shall be subject to adjustment as provided in Section 3.3. Notwithstanding the foregoing, the Company may grant Restricted Stock or Restricted Stock Units in excess of the limit set forth above, provided, that each share of Restricted Stock and/or each Restricted Stock Unit (or any other full value Award, including any Performance Award in the form of Restricted Stock or Restricted Stock Units), that is issued under the Plan from the pool in excess of the above limit shall reduce the number of Stock Options that are available by two (2), provided, however, that if a share of Restricted Stock or a Restricted Stock Unit is forfeited from the pool under conditions that would allow it to be regranted, the number of Stock Options that could thereafter be granted will also be increased by two (2), rounded down to the nearest whole Stock Option.

(b) Computation of Shares Available. For purposes of this Section 3.2 and in connection with the granting of a Stock Option, Restricted Stock or Restricted Stock Unit, the number of shares of Stock available for the grant shall be reduced by the number of shares previously granted, subject to the following provisions of this Section 3.4(b). To the extent any shares of Stock covered by an Award (including Restricted Stock Awards and Restricted Stock Units) under the Plan are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited or canceled or because a Stock Option is not exercised, then the shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. To the extent that: (i) a Stock Option is exercised by using an actual or constructive exchange of shares of Stock to pay the Exercise Price; (ii) shares of Stock are withheld to satisfy tax withholding upon exercise or vesting of an Award granted hereunder; or (iii) shares are withheld to satisfy the Exercise Price of Stock Options in a net settlement of Stock Options, then the number of shares of Stock available shall be reduced by the gross number of Stock Options exercised or Stock returned to satisfy tax withholding, rather than by the net number of shares of Stock issued.

Section 3.3. Limitations on Grants to Non-Employee Directors. The grant date fair value of equity-based awards granted to any non-employee Director under the Plan for any calendar year, including Stock Options, Restricted Stock and Restricted Stock Units, may not exceed Thirty Thousand Dollars ($30,000).

Section 3.4. Corporate Transactions.

(a) General. In the event any recapitalization, reclassification, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, or exchange of shares of Stock or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or increase or decrease in the number of shares of Stock without consideration, or similar corporate transaction or event, affects the shares of Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan and/or under any Award granted under the Plan, then the Committee shall, in an equitable manner, adjust any or all of: (i) the number and kind of securities deemed to be available thereafter for grants of Stock Options, Restricted Stock Awards and Restricted Stock Units in the aggregate to all Participants and individually to any one Participant; (ii) the number and kind of securities that may be delivered or deliverable in respect of outstanding Stock Options, Restricted Stock Awards and Restricted Stock Units; and (iii) the Exercise Price of Stock Options. In addition, the Committee is authorized to adjust the terms and conditions of, and the criteria included in, Stock Options, Restricted Stock Awards and Restricted Stock Units (including, without limitation, cancellation of any such Awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution or exchange of any such Awards for similar awards denominated in stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses or assets) affecting the Company or any parent or Subsidiary or the financial statements of the Company or any parent or Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

(b) Merger in Which Company is Not Surviving Entity. In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, any Stock Options granted under the Plan which remain outstanding shall be converted into Stock Options to purchase voting common equity securities of the business entity which survives the merger, consolidation or other business reorganization having substantially the same terms and conditions as the outstanding Stock Options under this Plan and reflecting the same economic benefit (as measured by the difference between the aggregate Exercise Price and the value exchanged for outstanding shares of Stock in the merger, consolidation or other business reorganization), all as determined by the Committee before the consummation of the merger, consolidation or other business reorganization. Similarly, any Restricted Stock or Restricted Stock Units which remain outstanding shall be assumed by and become Restricted Stock and/or Restricted Stock Units of the business entity which survives the merger, consolidation or other business reorganization. If the acquiring entity fails or refuses to assume the Company’s outstanding Awards, any Service-based Awards shall vest immediately at or immediately before the effective time of the merger, consolidation or other business reorganization. Any Awards subject to performance-based vesting conditions shall vest in the same manner as required under Section 4.1(c) hereof at the time of the merger, consolidation or other business reorganization, as if the holder thereof incurred an Involuntary Termination of Service on that date. Unless another treatment is specified in the documents governing the merger, consolidation or other business organization, in the case of vested Restricted Stock or Restricted Stock Units, holders thereof shall receive on the effective date of the transaction, the same value as received by a holder of a share of Stock, multiplied by the number of Restricted Stock or Restricted Stock Units held, and in the case of a holder of Stock Options, the holder shall receive the difference, in cash, between the aggregate Exercise Price of the holder’s outstanding Stock Options and the value exchanged for outstanding shares of Stock in the merger, consolidation or other business reorganization.

Section 3.5. Delivery of Shares. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless the delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any Exchange or similar entity.

(b) Certificates. To the extent that the Plan provides for the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any Exchange.

ARTICLE 4 — CHANGE IN CONTROL

Section 4.1. Consequence of a Change in Control. Subject to the provisions of Section 2.5 (relating to vesting and acceleration) and Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or determined by the Committee and set forth in an Award Agreement:

(a) At the time of an Involuntary Termination at or following a Change in Control, all service-based Stock Options then held by the Participant shall become fully earned and exercisable (subject to the expiration provisions otherwise applicable to the Stock Option). All Stock Options may be exercised for a period of one (1) year following the Participant’s Involuntary Termination, provided, however, that no Stock Option shall be eligible for treatment as an ISO if the Stock Option is exercised more than three (3) months following a termination of employment.

(b) At the time of an Involuntary Termination at or following a Change in Control, all Service-based Awards of Restricted Stock and Restricted Stock Units shall become fully vested immediately.

(c) In the event of an Involuntary Termination at or following a Change in Control, unless otherwise specified in the Award Agreement, any Performance Award will vest based on the greater of the target level of performance or actual annualized performance measured as of the most recent completed fiscal quarter.

Section 4.2. Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, a “Change in Control” shall be deemed to have occurred upon the earliest to occur of the following:

(a) There occurs a “Change in Control” of the Company, as defined or determined by either the Bank’s or Company’s primary federal regulator or under regulations promulgated by such regulator;

(b) As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Company before such transaction or event cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or Bank;

(c) The Company or the Bank transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Company or the Bank;

(d) The Company is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders of the Company; or

(e) The Company sells or transfers more than a fifty percent (50%) equity interest in the Bank to another person or entity which is not an affiliate of the Bank or Company, excluding a sale or transfer to a person or persons who are employed by the Bank or Company.1

In addition, if an Award constitutes Deferred Compensation, and the settlement of, or distribution of benefits under, the Award is to be triggered solely by a Change in Control, then with respect to the Award, a Change in Control shall be defined as required under Code Section 409A, as in effect at the time of the transaction.

ARTICLE 5 — COMMITTEE

Section 5.1. Administration. The Plan shall be administered by the Committee, which shall be composed of at least two Disinterested Board Members. Any members of the Committee who do not qualify as Disinterested Board Members shall abstain from participating in any discussion or decision to make or administer Awards that are made to Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the Exchange Act. The Board of Directors (or if necessary to maintain compliance with the applicable listing standards, those members of the Board of Directors who are “independent directors” under the corporate governance statutes or rules of any national Exchange on which the Company lists, has listed or seeks to list its securities) may, in their discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee.

Section 5.2. Powers of Committee. The administration of the Plan by the Committee shall be subject to the following:

(a) The Committee shall have the authority and discretion to select those persons who receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares of Stock covered by the Awards, to establish the terms, conditions, features (including automatic exercise in accordance with Section 7.18), performance criteria, restrictions (including without limitation, provisions relating to non-competition, non-solicitation and confidentiality), and other provisions of the Awards (subject to the restrictions imposed by Article 6), to cancel or suspend Awards and to reduce, eliminate or accelerate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award; provided, however, that the Committee shall not exercise its discretion to accelerate an Award within the first year following the date of grant if the exercise of such discretion would result in more than five percent (5%) of the aggregate awards under the Plan vesting in less than one year from the date of grant as provided for in Section 2.5, or to extend the time period to exercise a Stock Option, unless the extension is consistent with Code Section 409A.

(b) The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

[1]

Please note that this Change in Control definition is substantially similar to the definition in the 2012 Equity Plan and the management contracts. However, we removed references to changes affecting solely the Bank because we have some concerns that the proxy advisory firms could view this as a liberal change in control definition (which could result in a negative vote recommendation).

(c) The Committee shall have the authority to define terms not otherwise defined herein.

(d) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the charter and bylaws of the Company and applicable corporate law.

(e) The Committee shall have the authority to: (i) suspend a Participant’s right to exercise a Stock Option during a blackout period (or similar restricted period) (a “Blackout Period”) or to exercise in a particular manner (i.e., such as a “cashless exercise” or “broker-assisted exercise”) to the extent that the Committee deems it necessary or in the best interests of the Company in order to comply with the securities laws and regulations issued by the SEC; and (ii) to extend the period to exercise a Stock Option by a period of time equal to the Blackout Period, provided that the extension does not violate Section 409A of the Code, the Incentive Stock Option requirements or applicable laws and regulations.

Section 5.3. Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of an Exchange upon which the Company lists its shares or the Plan, or as necessary to comply with the exemptive provisions of Rule 16b-3 promulgated under the Exchange Act, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including: (a) delegating to a committee of one or more members of the Board of Directors who are not “non-employee directors,” within the meaning of Rule 16b-3, the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act; or (b) delegating to a committee of one or more members of the Board of Directors who would be eligible to serve on the Compensation Committee of the Company pursuant to the listing requirements imposed by any national securities exchange on which the Company lists, has listed or seeks to list its securities, the authority to grant awards under the Plan. The acts of the delegates shall be treated hereunder as acts of the Committee and the delegates shall report regularly to the Committee regarding the exercise of delegated duties and responsibilities and any Awards so granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4. Information to be Furnished to Committee. As may be permitted by applicable law, the Company and its Subsidiaries will furnish the Committee with data and information it determines may be required for it to discharge its duties. The records of the Company and its Subsidiaries as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation will be conclusive on all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee any evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5. Committee Action. The Committee shall hold meetings, and may make administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. Subject to Section 5.1, all actions of the Committee, including interpretations of provisions of the Plan, will be final and conclusive and shall be binding upon the Company, Participants and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

ARTICLE 6 — AMENDMENT AND TERMINATION

Section 6.1. General. The Board of Directors may, as permitted by law, at any time, amend or terminate the Plan, and the Board of Directors or the Committee may amend any Award Agreement, provided, however, that no amendment or termination (except as provided in Sections 2.6, 3.4 and 6.2) may cause the Award to violate Code Section 409A, may cause the repricing of a Stock Option, or, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely impair the rights of any Participant or beneficiary under any Award before the date the amendment is adopted by the Board of Directors; provided, however, that, no amendment may (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the aggregate number of securities which may be issued under the Plan, other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment is approved by the Company’s shareholders.

Section 6.2. Amendment to Conform to Law and Accounting Changes. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of: (i) conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A); or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the SEC or by the Financial Accounting Standards Board (the “FASB”) after the adoption of the Plan or the making of the Award affected thereby, which, in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company. By accepting an Award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 to any Award granted under the Plan without further consideration or action.

ARTICLE 7 — GENERAL TERMS

Section 7.1. No Implied Rights.

(a) No Rights to Specific Assets. Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right, evidenced by an Award Agreement, to the shares of Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan.

(c) No Rights as a Shareholder. Except as otherwise provided in the Plan or in an Award Agreement, no Award shall confer upon the holder thereof any rights as a shareholder of the Company before the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2. Transferability. Except as otherwise so provided by the Committee, Stock Options under the Plan are not transferable except: (i) as designated by the Participant by will or by the laws of descent and distribution; (ii) to a trust established by the Participant, if under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the Stock Option while held in trust; or (iii) between spouses incident to a divorce or pursuant to a domestic relations order, provided, however, in the case of a transfer within the meaning of Section 7.2(iii), the Stock Option shall not qualify as an ISO as of the day of the transfer. The Committee shall have the discretion to permit the transfer of vested Stock Options (other than ISOs) under the Plan; provided, however, that such transfers shall be limited to Immediate Family Members of Participants, trusts and partnerships established for the primary benefit of Immediate Family Members or to charitable organizations, and; provided, further, that the transfers are not made for consideration to the Participant.

Awards of Restricted Stock shall not be transferable, except in the event of death, before the time that the Awards vest in the Participant. A Restricted Stock Unit Award is not transferable, except in the event of death, before the time that the Restricted Stock Unit Award vests in the Participant and the property in which the Restricted Stock Unit is denominated is distributed to the Participant or the Participant’s Beneficiary.

A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

Section 7.3. Designation of Beneficiaries. A Participant may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise (unless the disposition is pursuant to a domestic relations order); provided, however, that if the Committee is in doubt as to the entitlement of any beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

Section 7.4. Non-Exclusivity. Neither the adoption of this Plan by the Board of Directors nor the submission of the Plan to the shareholders of the Company for approval (and any subsequent approval by the shareholders of the Company) shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt other incentive arrangements as may deemed desirable, including, without limitation, the granting of Restricted Stock Awards, Restricted Stock Units and/or Stock Options and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5. Eligibility for Form and Time of Elections/Notification Under Code Section 83(b). Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Notwithstanding anything herein to the contrary, the Committee may, on the date of grant or at a later date, as applicable, prohibit an individual from making an election under Code Section 83(b). If the Committee has not prohibited an individual from making this election, an individual who makes this election shall notify the Committee of the election within ten (10) days of filing notice of the election with the Internal Revenue Service or as otherwise required by the Committee. This requirement is in addition to any filing and notification required under the regulations issued under the authority of Code Section 83(b).

Section 7.6. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other written information upon which the person is acting considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.7. Tax Withholding.

(a) Payment by Participant. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by the Participant.

(b) Payment in Stock. The Committee may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

Section 7.8. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution or unanimous written consent of its board of directors, or by action of one or more members of the board of directors (including a committee of the board of directors) who are duly authorized to act for the board of directors, or (except to the extent prohibited by applicable law or applicable rules of the Exchange on which the Company lists its securities) by a duly authorized officer of the Company or Subsidiary.

Section 7.9. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.

Section 7.10. Indemnification. To the fullest extent permitted by law and the Company’s governing documents, each person who is or shall have been a member of the Committee, or of the Board of Directors, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute or regulation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless. The foregoing right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if required by applicable law, an advancement of expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such persons to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

Section 7.11. No Fractional Shares. Unless otherwise permitted by the Committee, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award Agreement. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether the fractional shares or any rights thereto shall be forfeited or otherwise eliminated by rounding down.

Section 7.12. Governing Law. The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law. The federal and state courts located in the State of Illinois within thirty (30) miles of the Company’s principal office shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Award, each Participant and any other person claiming any rights under the Plan agrees to submit himself or herself and any legal action that brought with respect to the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 7.13. Benefits Under Other Plans. Except as otherwise provided by the Committee or as set forth in a Qualified Retirement Plan, non-qualified plan or other benefit plan, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under Code Section 401(a).

Section 7.14. Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision has never been included herein.

Section 7.15. Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan or in any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to the Company at its principal executive office. Notices, demands, claims and other communications shall be deemed given: (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; (b) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or (c) in the case of facsimile or email, the date upon which the transmitting party received confirmation of receipt; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received.

If a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service. Communications that are to be delivered by U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Corporate Secretary, unless otherwise provided in the Award Agreement.

Section 7.16. Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. These events include, but are not limited to, termination of employment for Cause, termination of the Participant’s provision of Services to the Company or any Subsidiary, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

Section 7.17. Awards Subject to Company Policies and Restrictions.

(a) Clawback Policies. Awards granted hereunder are subject to any Clawback Policy maintained by the Company, whether pursuant to the provisions of Section 954 of the Dodd-Frank Act, implementing regulations thereunder, or otherwise. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, and the automatic forfeiture provisions under Section 304 of the Sarbanes-Oxley Act of 2002 apply as a result, any Participant who was an executive officer of the Company at the time of grant or at the time of restatement shall be subject to “clawback” as if the person were subject to Section 304 of the Sarbanes-Oxley Act of 2002.

(b) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(c) Hedging/Pledging Policy Restrictions. Awards under the Plan shall be subject to the Company’s policies relating to hedging and pledging as such may be in effect from time to time.

Section 7.18. Automatic Exercise. In the sole discretion of the Committee exercised in accordance with Section 5.2(a), any Stock Options that are exercisable but unexercised as of the day immediately before the tenth anniversary of the date of grant (or other expiration date) may be automatically exercised, in accordance with procedures established for this purpose by the Committee, but only if the Exercise Price is less than the Fair Market Value of a share of Stock on that date and the automatic exercise will result in the issuance of at least one (1) whole share of Stock to the Participant after payment of the Exercise Price and any applicable tax withholding requirements. Payment of the Exercise Price of a Stock Option and any applicable tax withholding requirements with respect to Stock Options shall be made by a net settlement of the Stock Option whereby the number of shares of Stock to be issued upon exercise are reduced by a number of shares having a Fair Market Value on the date of exercise equal to the Exercise Price and any applicable tax withholding.

Section 7.19. Regulatory Requirements. The grant and settlement of Awards shall be conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

ARTICLE 8 — DEFINED TERMS

In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

“10% Shareholder” means an individual who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

“Award” means any Stock Option, Restricted Stock Award or Restricted Stock Unit or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

“Award Agreement” means the document (in whatever medium prescribed by the Committee and whether or not a signature is required or provided by a Participant) that evidences the terms and conditions of an Award. A copy of the Award Agreement will be provided (or made available electronically) to each Participant.

“Board of Directors” means the Board of Directors of the Company.

“Cause” shall, with respect to any Participant, have the same meaning as “cause” or “for cause” (or any similar term) set forth in any employment, change in control, consulting, or other agreement for the performance of services or severance between the Participant and the Company or a Subsidiary or, in the absence of any such agreement or any such definition in an agreement, the term will mean (i) a material act of willful misconduct by the Participant in connection with the performance of his/her duties, including, without limitation, misappropriation of funds or property of the Company or a Subsidiary; (ii) the conviction of the Participant for, or plea of nolo contendere by the Participant to, any felony or a misdemeanor involving deceit, dishonesty, or fraud; (iii) the commission by the Participant of any misconduct, whether or not related to the Company or any of its affiliates, that has caused, or would reasonably be expected to cause, material detriment or damage to the Company’s or any of its affiliates’ reputation, business operation or relation with its employees, customers, vendors, suppliers or regulators; (iv) continued, willful and deliberate non-performance by the Participant of his/her duties (other than by reason of the Participant’s physical or mental illness, incapacity or disability) that has continued for more than thirty (30) days following written notice providing the details of such non-performance from the Board of Directors or the board of directors of a Subsidiary, the Chief Executive Officer of the Company or any Subsidiary, or his designee, as the case may be; (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or a Subsidiary to cooperate, or the deliberate destruction of or deliberate failure to preserve documents or other materials that the Participant should reasonably know to be relevant to such investigation, after being instructed by the Company or a Subsidiary to preserve such documents, or the willful inducement of others to fail to cooperate or to fail to produce documents or other materials; or (vi) removal or prohibition of the Participant from participating in the conduct of the Company’s or a Subsidiary’s affairs by order issued under applicable law and regulations by a federal or state banking agency having authority over the Company or a Subsidiary. The good faith determination by the Committee of whether the Participant’s Service was terminated by the Company or a Subsidiary for “Cause” shall be final and binding for all purposes hereunder.

“Change in Control” has the meaning ascribed to it in Section 4.2.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

“Covered Shares” means any shares acquired by a Participant pursuant to an Award granted under this Plan, net of taxes and transaction costs. For these purposes, “taxes and transaction costs” include, without limitation: (i) shares retained by the Company to satisfy tax withholding requirements attributable to Awards, and (ii) any taxes payable by the Participant related to Awards that are in excess of the amounts withheld in accordance with clause “(i).”

“Director” means a member of the Board of Directors or of a board of directors of a Subsidiary.

“Disability.” If the Participant is a party to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” will have meaning set forth in that agreement. In the absence of such a definition, “Disability” will be defined in accordance with the Bank’s long-term disability plan. In the absence of a long-term disability plan or to the extent that an Award is subject to Code Section 409A, “Disability” or “Disabled” shall mean that a Participant has been determined to be disabled by the Social Security Administration. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a Disability has occurred.

“Disinterested Board Member” means a member of the Board of Directors who: (i) is not a current Employee of the Company or a Subsidiary; (ii) is not a former employee of the Company or a Subsidiary who receives compensation for prior Services (other than benefits under a tax-qualified retirement plan) during the taxable year; (iii) has not been an officer of the Company or a Subsidiary for the past three (3) years; (iv) does not receive compensation from the Company or a Subsidiary, either directly or indirectly, for services as a consultant or in any capacity other than as a Director except in an amount for which disclosure would not be required pursuant to Item 404 of SEC Regulation S-K in accordance with the proxy solicitation rules of the SEC, as amended or any successor provision thereto; and (v) does not possess an interest in any other transaction, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(a) of SEC Regulation S-K under the proxy solicitation rules of the SEC, as amended or any successor provision thereto. The term Disinterested Board Member shall be interpreted in a manner as shall be necessary to conform to the requirements of Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any Exchange on which the Company lists or seeks to list its securities.

“Dividend Equivalent Right” means the right, associated with a Restricted Stock Unit, to receive a payment, in cash or shares of Stock, as applicable, equal to the amount of dividends paid on a share Stock, as specified in the Award Agreement.

“Employee” means any person employed by the Company or a Subsidiary, including Directors who are employed by the Company or a Subsidiary.

“Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules, regulations and guidance promulgated thereunder, as modified from time to time.

“Exercise Price” means the price established with respect to a Stock Option pursuant to Section 2.2.

“Fair Market Value” on any date, means: (i) if the Stock is listed on an Exchange, national market system or automated quotation system, the closing sales price on that Exchange or over such system on that date or, in the absence of reported sales on that date, the closing sales price on the immediately preceding date on which sales were reported; or (ii) if the Stock is not listed on an Exchange, national market system or automated quotation system, “Fair Market Value” shall mean a price determined by the Committee in good faith on the basis of objective criteria consistent with the requirements of Code Section 422 and applicable provisions of Code Section 409A.

“Good Reason.” A termination of employment by an Employee will be deemed a termination of employment for “Good Reason” as a result of the Participant’s resignation from the employ of the Company or any Subsidiary upon the occurrence of any of the following events:

(i) a material diminution, not consented to by the Participant, in the Participant’s responsibilities, authorities or duties, from the responsibilities, authorities or duties exercised by the Participant as of immediately prior to a Change in Control;

(ii) a material reduction in the Participant’s annual compensation or benefits, as in effect immediately prior to a Change in Control or as the same may be increased from time to time thereafter, except for across-the-board reductions similarly affecting all or substantially all of the executive officers of the Company or a Subsidiary;

(iii) the relocation of the Company’s office(s) at which the Participant is principally employed as of the date of a Change in Control (the “Current Offices”) to any other location more than thirty-five (35) miles from the Current Offices, or the requirement by the Company or any affiliate for whom the Participant primarily works for the Participant to be based at a location more than fifty (50) miles from the Current Offices, except for required travel on business to an extent substantially consistent with the Participant’s business travel obligations during the twelve (12)-month period immediately preceding the Change in Control.

Notwithstanding the foregoing, in the event an Award is subject to Code Section 409A, then “Good Reason” shall be defined in accordance with Code Section 409A, including the requirement that a Participant gives 60 days’ notice to the Company or the Subsidiary for whom the Participant is employed of the Good Reason condition and the Company or Subsidiary, as applicable, will have 30 days to cure the Good Reason condition. Any distribution of an Award subject to Code Section 409A shall be subject to the distribution timing rules of Code Section 409A, including any delay in the distribution of such Award, which rules shall be set forth in the Award Agreement.

“Immediate Family Member” means with respect to any Participant: (i) any of the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (ii) any natural person sharing the Participant’s household (other than as a tenant or employee, directly or indirectly, of the Participant); (iii) a trust in which any combination of the Participant and persons described in section (i) or (ii) above own more than fifty percent (50%) of the beneficial interests; (iv) a foundation in which any combination of the Participant and persons described in sections (i) or (ii) above control management of the assets; or (v) any other corporation, partnership, limited liability company or other entity in which any combination of the Participant and persons described in sections (i) or (ii) above control more than fifty percent (50%) of the voting interests.

“Involuntary Termination” means the Termination of Service of a Participant by the Company or Subsidiary (other than termination for Cause) or termination of employment by an Employee for Good Reason.

“Incentive Stock Option” or “ISO” has the meaning ascribed to it in Section 2.2.

“Non-Qualified Option” means the right to purchase shares of Stock that is either: (i) designated as a Non-Qualified Option; (ii) granted to a Participant who is not an Employee; or (iii) granted to an Employee but does not satisfy the requirements of Code Section 422.

“Performance Award” means an Award that vests in whole or in part upon the achievement of one or more specified performance measures, as determined by the Committee. The conditions for grant or vesting and the other provisions of a Performance Award (including without limitation any applicable performance measures) need not be the same with respect to each recipient. A Performance Award shall vest, or as to Restricted Stock Units be settled, after the Committee has determined that the performance goals have been satisfied. Performance measures may be based on the performance of the Company as a whole or on any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. The terms of an Award may provide that partial achievement of performance measures may result in partial payment or vesting of the award or that the achievement of the performance measures may be measured over more than one period or fiscal year. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the certain items, including but not limited to the following: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) dividends declared on the Company’s stock; (iv) changes in tax or accounting principles, regulations or laws; or (v) expenses incurred in connection with a merger, branch acquisition or similar transaction. Subject to the preceding sentence, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or its Subsidiaries conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify the performance measures, in whole or in part, as the Committee deems appropriate. Notwithstanding anything to the contrary herein, performance measures relating to any Award hereunder will be modified, to the extent applicable, to reflect a change in the outstanding shares of Stock of the Company by reason of any stock dividend or stock split, or a corporate transaction, such as a merger of the Company into another corporation, any separation of a corporation or any partial or complete liquidation by the Company or a Subsidiary. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee

“Restricted Stock” or “Restricted Stock Award” has the meaning ascribed to it in Section 2.3(a).

“Restricted Stock Unit” has the meaning ascribed to it in Section 2.4(a).

“Retirement” or “Retired” means, unless otherwise specified in an Award Agreement, retirement from employment as an Employee on or after the attainment of age 65, or Termination of Service as a Director on or after the attainment of age 70, provided, however, that unless otherwise specified in an Award Agreement, an Employee who is also a Director shall not be deemed to have terminated due to Retirement until both Service as an Employee and Service as a Director has ceased. A non-Employee Director will be deemed to have terminated due to Retirement under the provisions of this Plan only if the non-Employee Director has terminated Service on the Board(s) of Directors of the Company and any Subsidiary or affiliate in accordance with applicable Company policy, following the provision of written notice to such Board(s) of Directors of the non-Employee Director’s intention to retire.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules, regulations and guidance promulgated thereunder and modified from time to time.

“Service” means the uninterrupted provision of services as an Employee or Director of, or a Service Provider to, the Company or a Subsidiary, as the case may be, and includes service as a director emeritus or advisory director. Service will not be deemed interrupted in the case of (i) any approved leave of absence for military service or sickness, or for any other purpose approved by the Company or a Subsidiary, if the Employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, (ii) transfers among the Company, any Subsidiary, or any successor entities, in any capacity of Employee, Director or Service Provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary in any capacity of Employee, Director or Service Provider (except as otherwise provided in the Award Agreement).

“Service Provider” means any natural person (other than an Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Subsidiary to render consulting or advisory services to the Company or the Subsidiary and the services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Stock” means the common stock of the Company, $0.01 par value per share.

“Stock Option” has the meaning ascribed to it in Section 2.2.

“Subsidiary(ies)” means any corporation, affiliate, bank or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, other than with respect to an ISO, also means any partnership or joint venture in which the Company and/or other Subsidiary owns more than 50% of the capital or profits interests.

“Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an Employee or Director (including a director emeritus or advisory director) of, or Service Provider to, the Company or any Subsidiary, regardless of the reason for such cessation, subject to the following:

(i) The Participant’s cessation of Service as an Employee shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries. Unless the Committee determines otherwise, an Employee Participant shall not be deemed to have a Termination of Service if such Participant remains in the Service of the Company or a Subsidiary as a Service Provider.

(ii) The Participant’s cessation as an Employee shall not be deemed to occur by reason of the Participant’s being on a bona fide leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s Services, provided the leave of absence does not exceed six (6) months, or if longer, so long as the Employee retains a right to reemployment with the Company or Subsidiary under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform Services for the Company or Subsidiary. If the period of leave exceeds six (6) months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the six-month period. For purposes of this sub-section, to the extent applicable, an Employee’s leave of absence shall be interpreted by the Committee in a manner consistent with Treasury Regulation Section 1.409A-1(h)(1).

(iii) If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed (or to whom the Participant is providing Services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee of the Company or an entity that is then a Subsidiary, then the occurrence of the transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity by which the Participant is employed or to which the Participant is providing Services.

(iv) A Service Provider whose Services to the Company or a Subsidiary are governed by a written agreement with the Service Provider will cease to be a service provider at the time the term of such written agreement ends (without renewal); and a Service Provider whose Services to the Company or a Subsidiary are not governed by a written agreement with the Service Provider will cease to be a Service Provider on the date that is ninety (90) days after the date the Service Provider last provides Services requested by the Company or any Subsidiary (as determined by the Committee).

(v) Except to the extent Code Section 409A may be applicable to an Award, and subject to the foregoing paragraphs of this sub-section, the Committee shall have discretion to determine if a Termination of Service has occurred and the date on which it occurred. If any Award under the Plan constitutes Deferred Compensation (as defined in Section 2.6), the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Plan, a “Separation from Service” shall have occurred if the employer and Participant reasonably anticipate that no further Services will be performed by the Participant after the date of the Termination of Service (whether as an employee or as an independent contractor) or the level of further Services performed will be less than 50% of the average level of bona fide Services in the thirty-six (36) months immediately preceding the Termination of Service. If a Participant is a “Specified Employee,” as defined in Code Section 409A and any payment to be made hereunder shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, the payment or a portion of the payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Participant’s Separation from Service.

(vi) With respect to a Participant who is a Director, cessation as a Director will not be deemed to have occurred if the Participant continues as a director emeritus or advisory director. With respect to a Participant who is both an Employee and a Director, termination of employment as an Employee shall not constitute a Termination of Service for purposes of the Plan so long as the Participant continues to provide Service as a Director or director emeritus or advisory director.

Your vote matters here’s how to vote! You may vote online or by phone instead of mailing this card. Proxies submitted by the internet or telephone must be received by 1:00 a.m., Central Time, on November 21, 2022. Online Go to www.investorvote.com/IROQ or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. www.investorvote.com/IROQ Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposals 2, 3, and 4. 1. Election of Directors: For Withhold For Withhold 01 Dr. Rodney E. Yergler 02 Alan D. Martin 03Pamela J. Verkler 04 Richard S. Stenzinger For Against Abstain For Against Abstain 2. The approval of the IF Bancorp, Inc. 2022 Equity Incentive Plan 3. The ratification of the appointment of FORVIS, LLP as independent registered public accounting firm of IF Bancorp, Inc. for the fiscal year ending June 30, 2023 4. An advisory, non-binding resolution to approve the Company’s executive compensation as described in the proxy statement Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. 1UPX + 03OVHB

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/IROQ qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q REVOCABLE PROXY — IF BANCORP, INC. + ANNUAL MEETING OF STOCKHOLDERS November 21, 2022 2:00 p.m., Local Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) signing the reverse side of this card hereby appoints the members of the official proxy committee, Joseph A. Cowan, Dennis C. Wittenborn, and Wayne A. Lehmann or any of them, with full power of substitution in each, to act as proxy for the stockholder(s), and to vote all shares of common stock of IF Bancorp, Inc. (the “Company”) which the stockholder(s) is entitled to vote only at the Annual Meeting of Stockholders to be held on November 21, 2022 at 2:00 p.m., local time, at the administrative office of Iroquois Federal Savings and Loan Association located at 204 East Cherry Street, Watseka, Illinois 60970, and at any and all adjournments or postponements thereof, with all of the powers the stockholder(s) would possess if personally present at such meeting as indicated on the reverse side of this proxy card. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of Proposals 1, 2, 3, and 4. If other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominee is unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Non-Voting Items Change of Address — Please print new address below.